Exhibit 10.1

A191 — Part2

Standard Form of Agreement Between Owner and Design/Builder

TABLE OF ARTICLES

PART 2 AGREEMENT

1.	GENERAL PROVISIONS
2.	OWNER
3.	DESIGN/BUILDER
4.	TIME
5.	PAYMENTS
6.	PROTECTION OF PERSONS AND PROPERTY
7.	INSURANCE AND BONDS
8.	CHANGES IN THE WORK
9.	CORRECTION OF WORK
10.	RESOLUTION OF CLAIMS AND DISPUTES
11.	MISCELLANEOUS PROVISIONS
12.	TERMINATION AND SUSPENSION OF THE AGREEMENT
13.	BASIS OF COMPENSATION
14.	OTHER CONDITIONS AND SERVICES

AGREEMENT made as of the 31st day of May in the year of two thousand eighteen (but shall be effective with respect to, and shall govern all services and Work for the Project provided by or on behalf of the Design/Builder prior to such date).

BETWEEN the Owner:

(Name and address)

Magenta Therapeutics, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

and the Design/Builder:

(Name and address)

The Richmond Group, Inc.

77 Main Street

Hopkinton, MA 01748

For the following Project:

(Include Project name, location and a summary description.)

Magenta Therapeutics – Tenant Improvements

100 Technology Square, 5th and 6th Floors, Cambridge, MA 02139

The architectural services described in Article 3 will be provided by the following person or entity who is lawfully licensed to practice architecture (“Architect”):

Name and address	Registration Number	Relationship to Design/Builder
TRIA Architects, Inc. 21 Drydock Avenue, Suite 310W Boston, MA 02210	20468	Consulting Architect

Normal structural, mechanical and electrical engineering services will be provided contractually through the Architect except the “Engineers” as indicated below:

Name, address and discipline	Registration Number	Relationship to Design/Builder
AHA Consulting Engineers 24 Hartwell Avenue Lexington, MA 02421		Consulting Engineer

HVAC, Fire Protection Plumbing Electrical	41285 51647 35501

The Owner and the Design/Builder agree as set forth below.

TERMS AND CONDITIONS—PART 2 AGREEMENT

ARTICLE 1 GENERAL PROVISIONS

§ 1.1 BASIC DEFINITIONS

§ 1.1.1 The Contract Documents consist of this Part 2 Agreement, the Construction Documents approved by the Owner in accordance with Section 3.2.3 and Modifications issued after execution of this Part 2 Agreement. A Modification is a Change Order or a written amendment to this Part 2 Agreement signed by both parties, or a Construction Change Directive issued by the Owner in accordance with Section 8.3. That certain Pre-Construction Services (Part 1) Proposal dated April 18, 2018, from the Design/Builder (“Part 1 Proposal”) is incorporated in this Part 2 Agreement only for the purpose of defining the scope of the Design/Builder’s responsibilities and obligations with respect to the preparation and administration of the design of the Project. In the event of a conflict or inconsistency between this Part 2 Agreement and the Part 1 Proposal, the terms of this Part 2 Agreement shall govern.

§ 1.1.2 The term “Work” means the construction and services provided by the Design/Builder to fulfill the Design/Builder’s obligations.

§ 1.2 EXECUTION, CORRELATION AND INTENT

§ 1.2.1 It is the intent of the Owner and Design/Builder that the Contract Documents include all items necessary for proper execution and completion of the Work. The Contract Documents are complementary, and what is required by one shall be as binding on the Design/Builder as if required by all; performance by the Design/Builder shall be required to the extent consistent with or reasonably inferable from the Contract Documents as being necessary to produce the intended results. Words that have well-known technical or construction industry meanings are used in the Contract Documents in accordance with such recognized meanings.

§ 1.2.2 If the Design/Builder believes or is advised by the Architect or by another design professional retained to provide services on the Project that implementation of any instruction received from the Owner would cause a violation of any applicable law, the Design/Builder shall promptly notify the Owner in writing. Neither the Design/Builder nor the Architect shall be obligated to perform any act which will violate any applicable law.

§ 1.2.3 Nothing contained in this Part 2 Agreement shall create a contractual relationship between the Owner and any person or entity other than the Design/Builder.

§ 1.3 OWNERSHIP AND USE OF DOCUMENTS

§ 1.3.1 Drawings, specifications, and other documents and electronic data furnished by the Design/Builder are instruments of service. The Design/Builder’s Architect and other providers of professional services shall retain all common law, statutory and other reserved rights, including copyright in those instruments of service furnished by them, subject to the provisions of Section 1.3.2.

§ 1.3.2 The Owner shall have the non-exclusive, perpetual and irrevocable right (the “License”) to obtain, retain, reproduce and distribute copies (including reproducible copies and electronic files or other computer memory storage devices) of and to use all plans, drawings, specifications and other files and documents (whether paper, electronic or other media), and any design or creative concepts contained therein, and any other design materials submitted, created, developed, supplied or generated in connection with the Project by or on behalf of the Design/Builder for use in connection with the construction (including completion following any termination of Design/Builder’s services for the Project), reconstruction, renovation, expansion, repair, maintenance, marketing, use and occupancy of the Project. The Design/Builder shall execute and deliver, and cause the architect(s), engineer(s) and other subcontractors performing design services to execute and deliver, instruments requested by the Owner to perfect, confirm or maintain the Owner’s rights under the License. The Owner’s rights to obtain and use such work product shall be suspended following any non-appealable decision by a court of competent jurisdiction that the Owner has failed to pay any amounts due to the Design/Builder under this Agreement until the Owner has thereafter paid such amounts to the Design/Builder.

§ 1.3.3 [Intentionally omitted].

§ 1.3.4 Submission or distribution of the Design/Builder’s documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the rights reserved in Section 1.3.1.

ARTICLE 2 OWNER

§ 2.1 The Owner shall designate a representative authorized to act on the Owner’s behalf with respect to the Project. The Owner’s authorized representative shall be Christina Isacson. The Owner or such authorized representative shall examine documents submitted by the Design/Builder and shall render decisions in a timely manner and in accordance with the schedule accepted by the Owner. The Owner may obtain independent review of the Contract Documents by a separate architect, engineer, contractor or cost estimator under contract to or employed by the Owner. Such independent review shall be undertaken at the Owner’s expense in a timely manner and shall not delay the orderly progress of the Work.

§ 2.2 [Intentionally omitted.]

§ 2.3 The Owner shall cooperate with the Design/Builder in securing building and other permits, licenses and inspections. The fees for such permits, licenses and inspections shall be paid by the Design/Builder within the GMP.

§ 2.4 [Intentionally Omitted]

§ 2.5 The Owner shall disclose, to the extent possessed by the Owner, the results and reports of prior tests, inspections or investigations conducted for the Project involving: structural or mechanical systems; chemical, air and water pollution; hazardous materials; or other environmental and subsurface conditions. The Owner shall disclose, to the extent possessed by the Owner, prior tests or investigations regarding the presence of pollutants at the Project’s site.

§ 2.6 The Owner shall furnish all legal, accounting and insurance counseling services as may be desired by the Owner at any time for the Project, including such auditing services as the Owner may require to verify the Design/Builder’s Applications for Payment.

§ 2.7 Those services, information, surveys and reports required by Section 2.5 which are within the Owner’s possession shall be furnished at the Owner’s expense, and the Design/Builder shall be entitled to reasonably rely upon the accuracy and completeness thereof, except to the extent the Owner advises the Design/Builder to the contrary in writing.

§ 2.8 If the Owner requires the Design/Builder to maintain any special insurance coverage, policy, amendment, or rider in excess of the coverages required by this Agreement, the Owner shall pay the additional cost thereof, except as otherwise stipulated in this Part 2 Agreement.

§ 2.9 If the Owner observes or otherwise becomes aware of a fault or defect in the Work or nonconformity with the Design/Builder’s Proposal or the Construction Documents, the Owner will endeavor to give prompt written notice thereof to the Design/Builder; provided, however, that any delay in furnishing such notice shall not affect Design/Builder’s obligations with respect to any such fault or defect in the Work or the Construction Documents.

§ 2.10 The Owner shall, at the request of the Design/Builder, prior to execution of this Part 2 Agreement, furnish to the Design/Builder reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Contract.

§ 2.11 The Owner shall communicate with persons or entities employed or retained by the Design/Builder through the Design/Builder, unless otherwise directed by the Design/Builder.

ARTICLE 3 DESIGN/BUILDER

§ 3.1 SERVICES AND RESPONSIBILITIES

§ 3.1.1 Design services required by this Part 2 Agreement shall be performed by qualified architects and other design professionals. The contractual obligations of such professional persons or entities are undertaken and performed in the interest of the Design/Builder.

§ 3.1.2 The agreements between the Design/Builder and the persons or entities identified in this Part 2 Agreement, and any subsequent modifications, shall be in writing. These agreements, including financial arrangements with respect to this Project, shall be promptly and fully disclosed to the Owner upon request.

§ 3.1.3 The Design/Builder shall be responsible to the Owner for acts and omissions of the Design/Builder’s employees, subcontractors and their agents and employees, and other persons, including the Architect and other design professionals, performing any portion of the Design/Builder’s obligations under this Part 2 Agreement.

§ 3.2 BASIC SERVICES

§ 3.2.1 The Design/Builder’s Basic Services are described below and in Article 14.

§ 3.2.2 The Design/Builder shall designate a representative authorized to act on the Design/Builder’s behalf with respect to the Project. The Design/Builder’s authorized representative shall be Keith Kerr

§ 3.2.3 The Design/Builder shall submit Construction Documents for review and approval by the Owner. Construction Documents shall include drawings, specifications, and other documents and electronic data setting forth in detail the requirements for construction of the Work, and shall:

.1	be suitable for the intended purposes of the Project;

.2	provide information for the use of those in the building trades; and

.3	include documents customarily required for regulatory agency approvals.

§ 3.2 4 The Design/Builder, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ 3.2.5 Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services, labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work.

§ 3.2.6 The Design/Builder shall be responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Part 2 Agreement.

§ 3.2.7 The Design/Builder shall keep the Owner informed of the progress and quality of the Work.

§ 3.2.8 The Design/Builder shall be responsible for correcting Work which does not conform to the Contract Documents.

§ 3.2.9 The Design/Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new unless otherwise required or permitted by the Contract Documents, that the construction will be free from faults and defects, and that the construction will conform with the requirements of the Contract Documents and all applicable legal requirements. Construction and Work not conforming to these requirements, including substitutions not properly approved by the Owner, shall be corrected in accordance with Article 9.

§ 3.2.10 The Design/Builder shall pay all sales, consumer, use and similar taxes which had been legally enacted at the time this Agreement is executed and delivered by the parties, and shall secure and pay for building and other permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work, all as a Cost of the Work.

§ 3.2.11 The Design/Builder shall comply with and give notices required by laws, ordinances, rules, regulations and lawful orders of public authorities relating to the Project.

§ 3.2.12 The Design/Builder shall pay as a Cost of the Work all royalties and license fees. The Design/Builder shall defend suits or claims for infringement of copyrights and patent rights and shall indemnify, defend and hold the Owner harmless from loss on account thereof.

§ 3.2.13 The Design/Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under this Part 2 Agreement. At the completion of the Work, the Design/Builder shall remove from the site waste materials, rubbish, the Design/Builder’s tools, construction equipment, machinery, and surplus materials.

§ 3.2.14 The Design/Builder shall notify the Owner when the Design/Builder believes that the Work for each Phase of the Project or an agreed upon portion thereof is substantially completed. If the Owner concurs, the Design/Builder shall issue a Certificate of Substantial Completion for each Phase of the Project for execution by the

Design/Builder and the Owner which shall establish the Date of Substantial Completion of the applicable Phase, shall state the responsibility of each party for security, maintenance, heat, utilities, damage to the Work and insurance, shall include a list of items to be completed or corrected and shall fix the time within which the Design/Builder shall complete items listed therein. Disputes between the Owner and Design/Builder regarding the Certificate of Substantial Completion shall be resolved in accordance with provisions of Article 10.

§ 3.2.15 The Design/Builder shall maintain at the site for the Owner one record copy of the drawings, specifications, product data, samples, shop drawings, Change Orders and other modifications, in good order and regularly updated to record the completed construction. These shall be delivered to the Owner upon completion of construction and prior to final payment.

§ 3.2.16 The Design/Builder shall prepare a set of reproducible record documents and electronic data showing significant changes in the Work made during construction.

§ 3.2.17 The Design/Builder shall provide assistance in the utilization of equipment or systems such as preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

§ 3.3 ADDITIONAL SERVICES

§ 3.3.1 The services described in this Section 3.3 are not included in Basic Services unless so identified in Article 14, and they shall be paid for by the Owner as provided in this Part 2 Agreement, in addition to the compensation for Basic Services. The services described in this Section 3.3 shall be provided only if authorized or confirmed in writing by the Owner.

§ 3.3.2 Making revisions in drawings, specifications, and other documents or electronic data when such revisions are required by the enactment or revision of codes, laws or regulations subsequent to the preparation of such documents or electronic data.

§ 3.3.3 Providing consultation concerning replacement of Work damaged by fire or other cause during construction, and furnishing services required in connection with the replacement of such Work.

§ 3.3.4 Providing services in connection with a public hearing, arbitration proceeding or legal proceeding, except where the Design/Builder is a party thereto or pursuant to a request made or subpoena issued by a party other than the Owner.

§ 3.3.5 Providing coordination of the construction performed by the Owner’s own forces or separate contractors employed by the Owner; provided, however, that Design/Builder shall be responsible for coordinating the performance of performance of Work by its own forces, contractors and subcontractors of any tier with the Owner’s and Landlord’s separate contractors.

§ 3.3.6 Intentionally omitted.

§ 3.3.7 Intentionally omitted.

ARTICLE 4 TIME

§ 4.1 Unless otherwise indicated, the Owner and the Design/Builder shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

§ 4.2 Time limits for the Design/Builder’s performance of the Work stated in the Contract Documents are of the essence. The Work to be performed under this Part 2 Agreement shall commence upon receipt of a notice to proceed unless otherwise agreed and, Substantial Completion for Phase 1 shall be achieved on or before August 17, 2018 (subject to adjustment for time extensions to which the Design/Builder is entitled, the “Mandatory Phase 1 Substantial Completion Date”) and Substantial Completion for Phase 2 shall be achieved on or before October 17, 2018 (subject to adjustment for time extensions to which the Design/Builder is entitled, the “Mandatory Phase 2 Substantial Completion Date”). For purposes of this Project, the term “Phase 1” and “Phase 2” shall be defined in Exhibit M.

§ 4.3 Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use.

§ 4.4 A construction schedule for the performance of all Design/Builder’s services and Work is attached hereto as Exhibit B (“Construction Schedule”).

§ 4.5 If the Design/Builder is delayed at any time in the progress of the Work by a wrongful or negligent act or omission of the Owner, Owner’s employees, or separate contractors employed by the Owner, or by discretionary changes ordered by the Owner in the Work, or by labor disputes not directed at Design/Builder or any of its direct or lower tier contractors or subcontractors, fire, unusual delay in deliveries, adverse weather conditions not reasonably anticipatable, unavoidable casualties, or by delay authorized by the Owner pending arbitration, or by other causes beyond the Design/Builder’s control which justify delay, then the Contract Time shall be reasonably extended by Change Order or, if elected by the Owner, to the extent reasonably feasible, accelerated with an adjustment in the GMP on account of the verifiable costs solely incurred to accelerate the Work.

ARTICLE 5 PAYMENTS

§ 5.1 Applications for Payment; Progress Payments

§ 5.1.1 Based upon Applications for Payment submitted by the Design/Builder, the Owner shall make progress payments on account of the Contract Sum to the Design/Builder as provided below and elsewhere in the Contract Documents. The Design/Builder’s Applications for Payment shall be submitted on AIA Document G702 together with AIA Document G703, along with the required items listed in Section 5.1.4 (which shall collectively comprise the Application for Payment), all in form and substance satisfactory to the Owner.

§ 5.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month; provided, however, that for any calendar month containing more than thirty days, the Design/Builder may submit two Applications for Payment with the first Application for Payment covering the first thirty days of the month and the second Application for Payment covering the thirty-first day of such month. Each Application for Payment shall be submitted on the last date of the period covered by such Application for Payment. Applications for Payment delivered prior to the last date of the period covered by such Application for Payment shall be deemed to have been submitted on the last date of the period covered by such Application for Payment for all purposes (including, without limitation, M.G.L. c. 149, Section 29E).

§ 5.1.3 If the Owner fails to approve or reject any actual Application for Payment for a periodic progress payment in writing within fifteen days following receipt by the Owner of the Design/Builder’s actual Application for Payment (together with all required supporting materials), such actual Application for Payment shall be deemed approved unless the Owner subsequently notifies the Design/Builder in writing that the Owner has determined that withholding of payment on any actual Application for Payment or rejection of any actual Application for Payment is warranted before the date payment is due. The Owner shall pay the Design/Builder the amount approved by the Owner, less applicable retainage, within thirty (30) days following receipt by the Owner of a properly prepared and submitted actual Application for Payment together with all required supporting documentation. For the avoidance of doubt, and notwithstanding anything to the contrary, (i) nothing in the Contract Documents shall preclude the Owner from nullifying any previously issued Certificate for Payment or approved or deemed approved actual Application for Payment in accordance with Section 5.1.10 and (ii) in no event shall any Pencil Requisition be deemed to be an application for a periodic progress payment for purposes of M.G.L. c.149, Section 29E.

§ 5.1.4 As part of each Application for Payment, the Design/Builder shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner to demonstrate that cash disbursements already made by the Design/Builder on account of the Cost of the Work equal or exceed progress payments already received by the Design/Builder, less that portion of those payments attributable to the Design/Builder’s Fee, plus payrolls for the period covered by the present Application for Payment, plus retainage. In addition to other required items, each Application for Payment shall include the following:

.1

A certified report from the Design/Builder showing all suppliers who have provided supplies and/or materials to the Project and Subcontractors with whom the Design/Builder has entered into subcontracts, the amounts of such subcontracts, and supply agreements the amount requested for each Subcontractor and supplier in the Application for Payment and the amount to be paid to the Design/Builder from such progress payment;

.2

A duly completed and executed Partial Waiver and Subordination of Lien, together with the Owner’s Supplement to Partial Waiver and Subordination of Lien, from the Design/Builder in the forms attached hereto as Exhibit C;

.3

A duly completed and executed Payment Acknowledgment and Lien Waiver, in the form attached hereto as Exhibit D, from each Subcontractor and supplier (and, to the extent requested by the Owner, each lower tier subcontractor and supplier) for whom payment was made under previous Applications for Payment;

.4

Applications for payment from each Subcontractor on AIA Document G702 together with AIA Document G703, a summary (and copies if requested by the Owner) of all supplier invoices included within such Application for Payment; and

.5	Such other information, documentation and materials as the Owner, Architect or Landlord may reasonably require.

For the avoidance of doubt, and notwithstanding anything else to the contrary, no Application for Payment shall be deemed submitted or complete unless and until all the items listed above in this Section and anything else required by the Contract Documents have been delivered to and received by the Architect and the Owner.

§ 5.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Design/Builder in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Design/Builder’s Fee and contingency shall be shown as single separate items. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy. The initial schedule of values is attached to this Agreement as Exhibit A. This schedule, unless objected to by the Owner shall be used as a basis for reviewing the Design/Builder’s Applications for Payment.

§ 5.1.5.1 Each Application for Payment shall be deemed to constitute a representation by the Design/Builder that: (1) the design and construction have progressed to the point indicated, the quality of the Work covered by the application is in accordance with the Contract Documents, and the Design/Builder is entitled to payment in the amount requested; (2) the Design/Builder has paid all amounts owed to its Subcontractors and suppliers in accordance with the terms of their respective subcontracts and purchase orders; (3) except as stated in the Application for Payment or supporting documentation therewith, the Design/Builder has no knowledge that any party has filed or threatened to file a Statement of Account to perfect a lien against the Project site; (4) except as stated in the Application for Payment or supporting documentation therewith, the Design/Builder has no knowledge of any basis on which it may assert a claim for an extension of the Contract Time or an increase in the GMP; and (5) except as stated in the Application for Payment or supporting documentation therewith and as provided by applicable laws, the Design/Builder intends to pay all Subcontractors and suppliers for portions of the Work identified in such Application for Payment.

§ 5.1.5.2 The Design/Builder shall pay the Architect, Engineers, contractors and suppliers for whom the Design/Builder included amounts in any Application for Payment the amounts included in such Application for Payment and received by the Design/Builder (the “Subcontractor Requisition Amounts”) in accordance with the terms of their respective subcontracts and purchase orders. Pending such payment by the Design/Builder, the Design/Builder shall hold all Subcontractor Requisition Amounts in trust for the benefit of the Owner.

§ 5.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

§ 5.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1

Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values, less retainage of five percent (5%);

.2

Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment purchased directly by the Design/Builder and delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of five percent (5%);

.3	Add the Design/Builder’s Fee, less retainage of five percent (5%). The Design/Builder’s Fee shall be computed upon the Cost of the Work described in the two preceding clauses;

.4	[intentionally omitted];

.5	Subtract the aggregate of previous payments made by the Owner;

.6

Subtract the shortfall, if any, indicated by the Design/Builder in the documentation required by Section 5.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and

.7	Subtract amounts, if any, for which the Owner has properly and justifiably withheld other than for retainage.

§ 5.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of five percent (5%) (which amount shall be credited to the Design/Builder as its retainage on Applications for Payment) and the Design/Builder shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 5.1.9 The Owner, after giving notice to the Design/Builder of a material default on the part of the Design/Builder under Section 9.5 or of the Design/Builder’s failure to dissolve a lien of a subcontractor or supplier in breach of Section 14.8, may make payments on account of labor, materials and/or equipment for the Work directly to the Subcontractors, lower tier subcontractor, suppliers or persons entitled to the same in lieu of paying the Design/Builder therefor or make joint payment to any such person and the Design/Builder. Any amounts so paid shall be credited against the Contract Sum. No such payment shall create any relationship between the recipient thereof and the Owner, nor any duty on the part of the Owner. The Design/Builder shall cooperate with the Owner to facilitate any such direct or joint payments and shall provide such evidence as the Owner may request for purposes of determining any amount to be so paid.

§ 5.1.10 The Owner may withhold payment to the extent as may be necessary in Owner’s opinion to protect itself from loss for which Design/Builder is responsible because of:

.1	defective Work not remedied;

.2	third party claims asserted or filed or reasonable evidence indicating probable assertion or filing of such claims unless security acceptable to Owner is provided by Design/Builder;

.3	failure of Design/Builder to make payments properly to design consultants, subcontractors or suppliers for design services, labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the GMP;

.5	damage to Owner or another contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay;

.7	persistent failure to carry out the Work in accordance with the Contract Documents, including failure to maintain as-built drawings at the Project site;

.8	amounts previously paid to Design/Builder in excess of amounts properly due to Design/Builder;

.9	failure of Design/Builder to comply with any of Design/Builder’s indemnification obligations as set forth in the Contract Documents;

.10	failure of Design/Builder to maintain the Project site in a clean and safe condition;

.11	failure of Design/Builder to meet any other monetary obligation imposed upon it pursuant to the Contract Documents; or

.12	the expiration, withdrawal or threatened withdrawal prior to completion of any licenses, permits or approvals reasonably required to perform the Work.

When the above reasons for withholding payment are removed, payment will be made for amounts previously withheld.

§ 5.1.11 The Owner shall have no obligation under this Part 2 Agreement to pay or to be responsible in any way for payment to the Architect, another design professional or a contractor performing portions of the Work.

§ 5.1.12 Neither progress payment nor partial or entire use or occupancy of the Project by the Owner shall constitute an acceptance of Work not in accordance with the Contract Documents.

§ 5.1.13 The Design/Builder warrants that title to all construction covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design/Builder further warrants that upon submittal of an Application for Payment all construction for which payments have been received from the Owner shall be free and clear of liens, claims, security interests or encumbrances in favor of the Design/Builder or any other person or entity performing construction at the site or furnishing materials or equipment relating to the construction.

§ 5.2 FINAL PAYMENTS

§ 5.2.1 Neither final payment nor amounts retained, if any, shall become due until the Design/Builder submits to the Owner: (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or Owner’s property might be responsible or encumbered (less amounts withheld by the Owner) have been paid or otherwise satisfied; (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after final payment is currently in effect and will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner; (3) a written statement that the Design/Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Contract Documents; (4) consent of surety, if any, to final payment; and (5) if required by the Owner, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract, to the extent and in such form as may be designated by the Owner. If a contractor or other person or entity entitled to assert a lien against the Owner’s property refuses to furnish a release or waiver required by the Owner, the Design/ Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such lien. If such lien remains unsatisfied after payments are made, the Design/Builder shall indemnify the Owner for all loss and cost, including reasonable attorneys’ fees incurred as a result of such lien.

Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Design/Builder when:

.1

the Design/Builder has fully performed the Contract except for the Design/Builder’s responsibility to correct Work which has not been identified as requiring correction at the time of final payment, and to satisfy other requirements, if any, which extend beyond final payment;

.2

the Design/Builder has submitted to the Owner, and the Owner has reviewed and approved, a final accounting for the Cost of the Work and a final Application for Payment together with all required supporting documentation; and

.3	a final Certificate for Payment has been approved in writing by the Owner.

§ 5.2.1.1 All retainage shall be released at the time of final payment except to the extent otherwise provided herein. The Owner shall, within thirty (30) days following submission of the applicable Application for Payment of retainage, release to the Design/Builder all retainage then held; provided, however, that the Owner may, withhold from the payment of retainage any amounted authorized by the Contract Documents and applicable laws.

§ 5.2.1.2 The Owner’s final payment to the Design/Builder shall be made no later than 30 days after the issuance of the Owner’s approval of a Certificate for Payment following completion of all Punchlist items. The amount of the final payment shall be calculated as follows:

.1	Take the sum of the Cost of the Work substantiated by the Design/Builder’s final accounting and the Design/Builder’s Fee, but not more than the Guaranteed Maximum Price;

.2	Subtract amounts, if any, for which the Owner properly and justifiably withholds payment as provided in the Contract Documents; and

.3	Subtract the aggregate of previous payments made by the Owner.

§ 5.2.2 Final payment shall not be made until defective or nonconforming Work has been remedied. Any costs incurred by the Design/Builder correct or complete defective or nonconforming Work after the Design/Builder’s application for final payment shall not be reimbursed by the Owner.

§ 5.3 INTEREST PAYMENTS

§ 5.3.1 Payments due the Design/Builder under this Part 2 Agreement which are not paid when due shall bear interest from the date due at the rate specified in Section 13.3.

ARTICLE 6 PROTECTION OF PERSONS AND PROPERTY

§ 6.1 The Design/Builder shall be responsible for initiating, maintaining and providing supervision of all safety precautions and programs in connection with the performance of this Part 2 Agreement.

§ 6.2 The Design/Builder shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to: (1) employees on the Work and other persons who may be affected thereby; (2) the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody, or control of the Design/Builder or the Design/Builder’s contractors; and (3) other property at or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal relocation or replacement in the course of construction.

§ 6.3 The Design/Builder shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.

§ 6.4 The Design/Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance provided or required by the Contract Documents) to property at the site caused in whole or in part by the Design/Builder, a contractor of the Design/Builder or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

§ 6.5 In the event the Design/Builder encounters on the site material reasonably believed to be hazardous under state or federal law which has not been rendered harmless, the Design/Builder shall report the condition to the Owner in writing. The Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Design/Builder if hazardous or contaminated under state or federal law and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of material defined as hazardous or contaminated under state or federal law, or when it has been rendered harmless, by written notice from the Owner.

§ 6.6 The Design/Builder shall not be required pursuant to Article 8 to perform without consent any Work relating to material defined as hazardous or contaminated under State or Federal law.

§ 6.7 If, without the negligence of the Design/Builder or its contractors, suppliers, lower tier subcontractors or other party Design/Builder is responsible, Design/Builder is held liable by a government agency or any other person for the costs of remediation of a hazardous material or substance previously existing on the Project site and outside the scope of the Work solely by reason of performing Work as required by the Contract Documents, the Owners shall reimburse the Design/Builder for all costs and expenses thereby incurred.

ARTICLE 7 INSURANCE AND BONDS

§ 7.1 DESIGN/BUILDER’S LIABILITY INSURANCE

§ 7.1.1 The Design/Builder shall purchase from and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, such insurance as will protect the Design/Builder from claims set forth below which may arise out of or result from operations under this Part 2 Agreement by the Design/Builder or by a contractor of the Design/Builder, or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:

.1	claims under workers’ compensation, disability benefit and other similar employee benefit laws that are applicable to the Work to be performed;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of the Design/Builder’s employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of persons other than the Design/Builder’s employees;

.4

claims for damages covered by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Design/Builder or (2) by another person;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

.6	claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and

.7	claims involving contractual liability insurance applicable to the Design/Builder’s obligations under Section 11.5.

§ 7.1.2 The insurance required by Section 7.1.1 shall be written for not less than limits of liability specified in Section 14.11 or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment.

§ 7.1.3 Certificates of Insurance acceptable to the Owner shall be delivered to the Owner immediately after execution of this Part 2 Agreement. These Certificates and the insurance policies required by this Section 7.1 shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days’ prior written notice has been given to the Owner. If any of the foregoing insurance coverages are required to remain in force after final payment, an additional certificate evidencing continuation of such coverage shall be submitted with the application for final payment. Information concerning reduction of coverage shall be furnished by the Design/Builder with reasonable promptness in accordance with the Design/Builder’s information and belief.

§ 7.2 OWNER’S LIABILITY INSURANCE

§ 7.2.1 The Owner shall be responsible for purchasing and maintaining the Owner’s usual liability insurance. Optionally, the Owner may purchase and maintain other insurance for self-protection against claims which may arise from operations under this Part 2 Agreement. The Design/Builder shall not be responsible for purchasing and maintaining this optional Owner’s liability insurance unless specifically required by the Contract Documents.

§ 7.3 PROPERTY INSURANCE

§ 7.3.1 Unless otherwise provided under this Part 2 Agreement, the Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the principal improvements are to be located, property insurance upon the Work to the full insurable value thereof on a replacement cost. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until Substantial Completion of the entire Project or until no person or entity other than the Owner has an insurable interest in the property required by this Section 7.3 to be insured, whichever is earlier. This insurance shall include interests of the Owner, the Design/Builder, and their respective contractors and subcontractors in the Work. Owner shall deliver to Design/Builder a Certificate of Insurance identifying Design/Builder as an additional insured on such policy.

§ 7.3.2 Property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage, but shall be subject to all of the exclusions, deductibles, limits, sublimits, terms and conditions of the policy. Coverage for other perils shall not be required unless otherwise provided in the Contract Documents.

§ 7.3.3 [Intentionally Omitted]

§ 7.3.4 Unless otherwise provided, the Owner shall purchase and maintain such boiler and machinery insurance required by this Part 2 Agreement or by law, which shall specifically cover such insured objects during installation and until final acceptance by the Owner, but shall be subject to all of the exclusions, deductibles, limits, sublimits, terms and conditions of the policy. This insurance shall include interests of the Owner, the Design/Builder, the Design/Builder’s contractors and subcontractors in the Work, and the Design/Builder’s Architect and other design professionals. The Owner and the Design/Builder shall be named insureds.

§ 7.3.5 A loss insured under the Owner’s property insurance shall be adjusted by the Owner and made payable to the Owner for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 7.3.10. The Design/Builder shall pay contractors their shares of insurance proceeds received by the Design/Builder, and by appropriate agreement, written where legally required for validity, shall require contractors to make payments to their subcontractors in similar manner.

§ 7.3.6 Before an exposure to loss may occur, the Owner shall file with the Design/Builder a complete copy of each policy that includes insurance coverages required by this Section 7.3. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. The Owner shall not permit any such policy to expire or be cancelled sooner than 30 days before giving notice thereof to the Design/Builder.

§ 7.3.7 If the Design/Builder requests in writing that insurance for risks other than those described herein or for other special hazards be included in the property insurance policy, the Owner shall, if possible, obtain such insurance, and the cost thereof shall be charged to the Design/Builder by appropriate Change Order.

§ 7.3.8 The Owner and the Design/Builder waive all rights against each other and the Architect and other design professionals, contractors, subcontractors, agents and employees, each of the other, for damages caused by fire or other perils to the extent covered by property insurance obtained pursuant to this Section 7.3 or other property insurance applicable to the Work, except such rights as they may have to proceeds of such insurance held by the Owner. The Design/ Builder shall require from contractors and subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated in this Section 7.3. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

§ 7.3.9 [Intentionally omitted].

§ 7.3.10 The Owner shall have power to adjust and settle a loss with insurers.

§ 7.3.11 Partial occupancy or use prior to Substantial Completion shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise to the extent such consent is required by the Owner’s property insurance policy. The Owner and the Design/Builder shall take reasonable steps to obtain consent of the insurance company or companies and shall not, without mutual written consent, take any action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of coverage.

§ 7.4 LOSS OF USE OF INSURANCE

§ 7.4.1 The Owner, at the Owner’s option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner’s property due to fire or other hazards, however caused. The Owner waives all rights of action against the Design/Builder for loss of use of the Owner’s property, including consequential losses due to fire or other hazards, however caused.

§ 7.5 ERRORS & OMISSIONS INSURANCE

§ 7.5.1 Limitation of Liability: The Architect and Engineers shall each purchase and maintain in force professional errors and omissions insurance in an amount not less than $1,000,000. The total liability of the Design/Builder to the Owner on account of professional errors or omissions by the Architect or its subconsultants or the Engineers in the performance of design services under this Contract shall be limited to the insurance proceeds recoverable and paid under such Professional Liability Insurance policy(ies).

ARTICLE 8 CHANGES IN THE WORK

§ 8.1 CHANGES

§ 8.1.1 Changes in the Work may be accomplished after execution of this Part 2 Agreement, without invalidating this Part 2 Agreement, by Change Order or Construction Change Directive, subject to the limitations stated in the Contract Documents, including, without limitation, Section 14.4.

§ 8.1.2 A Change Order shall be based upon agreement between the Owner and the Design/Builder; a Construction Change Directive may be issued by the Owner without the agreement of the Design/Builder; an order for a minor change in the Work may be issued by the Design/Builder alone.

§ 8.1.3 Changes in the Work shall be performed under applicable provisions of the Contract Documents, and the Design/Builder shall proceed promptly, unless otherwise provided in the Change Order, Construction Change Directive, or order for a minor change in the Work.

§ 8.1.4 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if quantities originally contemplated are so changed in a proposed Change Order or Construction Change Directive that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or the Design/ Builder, the applicable unit prices shall be equitably adjusted.

§ 8.2 CHANGE ORDERS

§ 8.2.1 A Change Order is a written instrument prepared by the Design/Builder and signed by the Owner and the Design/Builder, stating their agreement upon all of the following:

.1	a change in the Work;

.2	the amount of the adjustment, if any, in the GMP; and

.3	the extent of the adjustment, if any, in the Contract Time.

§ 8.2.2 [Intentionally omitted].

§ 8.3 CONSTRUCTION CHANGE DIRECTIVES

§ 8.3.1 A Construction Change Directive is a written order prepared and signed by the Owner, directing a change in the Work prior to agreement on adjustment, if any, in the Guaranteed Maximum Price or Contract Time, or both.

§ 8.3.2 Except as otherwise agreed by the Owner and the Design/Builder, the adjustment to the Guaranteed Maximum Price shall be determined on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including the expenditures for design services and revisions to the Contract

Documents. In case of an increase in the Guaranteed Maximum Price, the increase shall include a corresponding increase to the Fixed Fee equal to five and three-quarters percent (5.75%) of the corresponding increase to the Cost of the Work on account thereof. In such case, the Design/Builder shall keep and present an itemized accounting together with appropriate supporting data for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, costs for these purposes shall be limited to the Cost of the Work as defined in Article 13.

§ 8.3.3 Pending final determination of cost to the Owner, amounts not in dispute may be included in Applications for Payment accompanied by a Change Order indicating the parties’ agreement with part or all of such costs. The amount of credit to be allowed by the Design/Builder to the Owner for deletion or change which results in a net decrease in the GMP will be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the increase for overhead and profit shall be figured on the basis of the net increase, if any, to the Cost of the Work.

§ 8.3.4 When the Owner and the Design/Builder agree upon the adjustments in the Guaranteed Maximum Price and Contract Time, such agreement shall be effective immediately and shall be recorded by preparation and execution of an appropriate Change Order.

§ 8.4 [INTENTIONALLY OMITTED]

§ 8.5 CONCEALED CONDITIONS

§ 8.5.1 If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents, or (2) unknown physical conditions of an unusual nature which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Guaranteed Maximum Price shall be equitably adjusted for such concealed or unknown conditions by Change Order upon a timely claim by either party as required above. Any such Change Order shall be deemed an Owner Discretionary Scope Change.

§ 8.6 REGULATORY CHANGES

§ 8.6.1 The Design/Builder shall be compensated for changes in the construction necessitated by the enactment or revisions of codes, laws or regulations subsequent to the execution of this Part 2 Agreement.

ARTICLE 9 CORRECTION OF WORK

§ 9.1 The Design/Builder shall promptly correct Work rejected by the Owner or known by the Design/Builder to be defective or failing to conform to the requirements of the Contract Documents, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. The Design/Builder shall bear costs of correcting such rejected Work, including additional testing and inspections.

§ 9.2 If, within one (1) year after the date of Substantial Completion of the Work or, after the date for commencement of warranties established in a written agreement between the Owner and the Design/Builder, or by terms of an applicable special warranty required by the Contract Documents, any of the Work is found to be not in accordance with the requirements of the Contract Documents, the Design/Builder shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given the Design/ Builder a written acceptance of such condition.

§ 9.3 Nothing contained in this Article 9 shall be construed to establish a period of limitation with respect to other obligations which the Design/Builder might have under the Contract Documents. Establishment of the time period of one (1) year as described in Section 9.2 relates only to the specific obligation of the Design/Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design/Builder’s liability with respect to the Design/Builder’s obligations other than specifically to correct the Work.

§ 9.4 If the Design/Builder fails to promptly correct nonconforming Work as required or fails to carry out Work in accordance with the Contract Documents and Construction Documents, the Owner, by written order signed personally or by an agent specifically so empowered by the Owner in writing, may order the Design/Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the Owner’s right to stop the Work shall not give rise to a duty on the part of the Owner to exercise the right for benefit of the Design/Builder or other persons or entities.

§ 9.5 If the Design/Builder defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven (7) days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may give a second written notice to the Design/Builder and, seven (7) days following receipt by the Design/Builder of that second written notice and without prejudice to other remedies the Owner may have, correct such deficiencies. In such case an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design/ Builder, the costs of correcting such deficiencies. If the payments then or thereafter due the Design/Builder are not sufficient to cover the amount of the deduction, the Design/Builder shall pay the difference to the Owner. Such action by the Owner shall be subject to dispute resolution procedures as provided in Article 10.

ARTICLE 10 DISPUTE RESOLUTION

§ 10.1 Any Claims, disputes or other matters in question between the parties to this Part 2 Agreement arising out of or relating to this Part 2 Agreement or breach thereof arising at any time shall be resolved, if possible, by negotiations between duly authorized representatives of the Design/Builder and the Owner. If such duly authorized representatives are unable to resolve any Claim within ten days after written notice of such dispute together with all relevant supporting documentation is given by either party to the other, the matter may be submitted by either party for mediation as a condition precedent to the institution of legal or equitable or other binding dispute resolution proceedings by either party which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect. Demand for mediation shall be filed in writing with the other party to this Part 2 Agreement and with the American Arbitration Association. A demand for mediation shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for mediation be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations. The mediation shall be conducted by a single mediator agreed to by the parties (or, if the parties fail to agree upon a single mediator within fifteen (15) days following the date that such dispute is submitted to the American Arbitration Association, by a mediator appointed by the American Arbitration Association). Each party shall bear its own attorney’s fees and costs of the mediation and the parties shall share in the fees and expenses of the mediator. All mediation sessions shall be conducted in Boston, Massachusetts.

§ 10.2 The parties agree that all offers, promises, conduct and statements, whether oral or written, made in the course of any settlement discussions or any mediation proceedings by any of the parties, their agents, employees, experts and attorneys, or by the mediator or any AAA employees, are confidential and privileged and shall not be the subject or object of discovery or be admissible for any purpose, including impeachment, in any arbitration, litigation or other adversary proceedings involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in mediation.

§ 10.3 Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

§ 10.4 Claims which have not been resolved by mediation, shall be subject to litigation by either party. Any suit by either party shall be brought only in Boston, Massachusetts. The parties hereto waive any argument that this venue is not appropriate or that the forum is inconvenient. The Design/Builder and the Owner waive any argument that this venue is not appropriate or that the forum is inconvenient. THE DESIGN/BUILDER AND THE OWNER WAIVE ALL RIGHTS, IF ANY, TO A JURY TRIAL IN ANY DISPUTES ARISING FROM OR RELATING TO THE PROJECT OR THE CONTRACT DOCUMENTS.

§ 10.5 In the event of any mediation, arbitration or legal proceeding between Owner and any third-party arising out of or relating to the Project, the Design/Builder agrees that the Owner may join the Design/Builder in any such proceedings and that the Owner may consolidate any such proceedings with any proceeding between the Design/Builder and the Owner under the Contract Documents. The Design/Builder also agrees that the Owner may make persons other than the Owner and the Design/Builder parties to any dispute resolution proceeding hereunder with respect to any claim, dispute or other matter in question arising out the Project.

§ 10.6 A claim by either party, including Claims by the Design/Builder seeking extension of time, additional money or other relief, must be reported to the other party in writing within twenty-one (21) days after occurrence of the event giving rise to such claim or within twenty-one (21) days after the party asserting the claim first recognizes the condition giving rise to the claim, whichever is later. The parties expressly agree that failure of the party to initiate a claim within the time limits specified in this paragraph shall result in such claim being waived.

ARTICLE 11 MISCELLANEOUS PROVISIONS

§ 11.1 Unless otherwise provided, this Part 2 Agreement shall be governed by the law of the place where the Project is located.

§ 11.2 SUBCONTRACTS

§ 11.2.1 The Design/Builder, as soon as practicable after execution of this Part 2 Agreement, shall furnish to the Owner in writing the names of the persons or entities the Design/Builder will engage as contractors for the Project.

§ 11.3 WORK BY OWNER OR OWNER’S CONTRACTORS

§ 11.3.1 The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces, and to award separate contracts in connection with other portions of the Project or other construction or operations on the site under conditions of insurance and waiver of subrogation identical to the provisions of this Part 2 Agreement. If the Design/Builder claims that delay or additional cost is involved because of such action by the Owner, the Design/Builder shall assert such claims as provided in Article 10.

§ 11.3.2 The Design/Builder shall afford the Owner’s separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities and shall connect and coordinate the Design/Builder’s construction and operations with theirs as required by the Contract Documents.

§ 11.3.3 Costs caused by delays or by improperly timed activities or defective construction shall be borne by the party responsible therefor.

§ 11.4 [Intentionally omitted].

§ 11.5 INDEMNIFICATION

§ 11.5.1 To the fullest extent permitted by law, the Design/Builder shall defend, indemnify and hold harmless Owner, Landlord, Alexandria Real Estate Equities, Inc., any lender or mortgagee with respect to the property or building affiliated with the Project, any project manager or property manager engaged by the Owner or Landlord and each of their respective trustees, officers, directors, members, managers, partners, shareholders, employees, agents and representatives, and such other persons designated by the Owner from time to time, and anyone else acting for or on behalf of any of them (each, an “Indemnitee,” and collectively, “Indemnitees”) from and against any and all claims, demands, causes of action, damages, costs, expenses, losses or liabilities, in law or in equity, of every kind and nature whatsoever, including without limitation, costs of defense, settlement and attorneys’ fees, to the extent arising out of or resulting from (or alleged to be arising out of or resulting from) performance of the seivices or Work, or the acts or omissions of the Design/Builder, Architect, an Engineer, a contractor, a subcontractor, a lower tier subcontractor, a supplier, a materialmen, an invitee or visitor or guest of any such party, or anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, or any injury, sickness, disease, death or loss to or suffered by an invitee or visitor or guest of any such party, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder (collectively, “Indemnified Claims”). Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 11.5.

§ 11.5.2 No performance bond or insurance protection required by the Contract Documents, or otherwise provided by the Design/Builder, shall in any way limit the responsibility to indemnify, defend and hold harmless the Indemnitees as herein provided.

§ 11.5.3 Each subcontract shall contain an indemnification in favor of the Indemnitees and the Design/Builder, which affords the Indemnitees the same benefits as the Design/Builder.

§ 11.5.4 [Intentionally omitted.]

§ 11.5.5 In any and all Indemnified Claims against the Indemnitees by any employee of the Design/Builder, Architect, Engineer, contractor, subcontractor, sub-subcontractor, supplier, materialmen, anyone directly or indirectly employed by any of them or anyone for whose acts they may be liable, the indemnification obligation hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Design/Builder, Architect, Engineer, contractor, subcontractor, sub-subcontractor, or any such other party under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

§ 11.5.6 The Design/Builder shall pay its share of any judgment finally awarded in any Indemnified Claim which is brought against any Indemnitee, regardless of whether the Indemnitee or the Design/Builder directs the defense thereof, and shall pay any amounts payable in settlement or compromise of any such Indemnified Claim to which the Design/Builder has agreed.

§ 11.5.7 In the event that the Design/Builder is requested but refuses in bad faith to honor its indemnity obligations hereunder, then the Design/Builder shall, in addition to its other obligations, pay the cost of bringing any action to enforce the Design/Builder’s indemnity obligations, including, without limitation, attorneys’ and consultants’ fees, expenses, and court costs, to the party requesting indemnity.

§ 11.5.8 Any sum or sums chargeable to the Design/Builder under this Section 11.5 may, at the election of the Owner, be deducted from any payments otherwise due or to become due to the Design/Builder under this or any other contract between the Owner and the Design/Builder, or the Owner may sue the Design/Builder and recover damages therefor.

§ 11.6 SUCCESSORS AND ASSIGNS

§ 11.6.1 The Owner and Design/Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Part 2 Agreement and to the partners, successors and assigns of such other party with respect to all covenants of this Part 2 Agreement. The Design/Builder shall not assign this Part 2 Agreement without the written consent of the Owner. The Owner may assign this Part 2 Agreement to the Landlord, and the Design/Builder agrees to execute all consents reasonably required to facilitate such an assignment. If either party makes such an assignment, that party shall nevertheless remain legally responsible for all obligations under this Part 2 Agreement, unless otherwise agreed by the other party.

§ 11.7 TERMINATION OF PROFESSIONAL DESIGN SERVICES

§ 11.7.1 Prior to termination of the services of the Architect or any other design professional designated in this Part 2 Agreement, the Design/Builder shall identify to the Owner in writing another architect or other design professional with respect to whom the Owner has no reasonable objection, who will provide the services originally to have been provided by the Architect or other design professional whose services are being terminated.

§ 11.8 EXTENT OF AGREEMENT

§ 11.8.1 This Part 2 Agreement represents the entire agreement between the Owner and the Design/Builder and supersedes prior negotiations, representations or agreements, either written or oral. This Part 2 Agreement may be amended only by written instrument and signed by both the Owner and the Design/Builder.

ARTICLE 12 TERMINATION AND SUSPENSION OF THE AGREEMENT

§ 12.1 TERMINATION BY THE OWNER

§ 12.1.1 Termination of Design/Builder for Convenience. The Owner may, at any time, for the Owner’s convenience and without cause, terminate any portion of Work or any subcontract or design agreement or all remaining Work by giving five (5) days’ prior written notice to the Design/Builder specifying the portion of the Work or subcontract or design agreement to be terminated and the effective date of termination. The Design/Builder shall continue to prosecute the portion of the Work not terminated.

§ 12.1.1.1 Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Design/Builder shall: (a) cease operations as directed by the Owner in the notice; (b) take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; (c) except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing design agreements and subcontracts except for the design agreements and subcontracts, if any, that the Owner elects to assume pursuant to the rights set forth in Section 14.7, terminate all purchase orders and enter into no further design agreements, subcontracts and purchase orders; and (d) assign all permits or approvals for the Work to the Owner or its designee, and otherwise cooperate in all reasonable respects with the Owner’s efforts to suspend or transition the Work.

§ 12.1.1.2 In case of such termination for the Owner’s convenience, the Design/Builder shall be entitled to receive payment for Work properly executed in accordance with the Contract Documents (the basis for such payment shall be as provided in this Part 2 Agreement) and for costs incurred by the Design/Builder directly related to the termination of the Work including reasonable demobilization and cancellation charges and costs of and an extension of time for redesign necessitated by a partial termination, provided such costs are authorized in advance by the Owner. No payment shall be made by the Owner, however, to the extent that such Work or subcontract or design agreement is, was, or could have been terminated without payment to the Design/Builder under the Contract Documents or if an equitable adjustment is made or denied under another provision of the Contract Documents. The Design-Builder shall be entitled to that portion of its Fixed Fee that the sum of the costs payable in accordance with this Section 12.1.1 bears to the estimated Cost of the Work included in the GMP (the “Earned Portion of Fixed Fee”). In the event of termination for the Owner’s convenience, the Owner will issue a Construction Change Directive or authorize a Change Order making any required adjustment to the Contract Time and/or the GMP. For the remainder of the Work, the Contract Documents shall remain in full force and effect. The Design/Builder shall not be entitled to consequential or incidental damages, including, but not limited to, damages for loss of anticipated profits on Work not performed, on account of any termination. Upon any determination that the Design/Builder was wrongfully terminated pursuant to Section 12.1.2, such termination will be deemed converted to a termination for convenience pursuant to Section 12.1.1 and Design/Builder’s remedy for wrongful termination shall be limited to the recovery of the payments for termination for convenience as set forth in this paragraph.

§ 12.1.2 Termination of Design/Builder for Cause. If the Design/Builder defaults or persistently fails or neglects to carry out the Work in accordance with the Contract Documents or fails to perform the provisions of this Part 2 Agreement, the Owner may give written notice that the Owner intends to terminate this Part 2 Agreement. If the Design/Builder fails to correct the defaults, failure or neglect within fourteen seven (14) days after being given notice, the Owner may then without prejudice to any other remedy terminate the employment of the Design/Builder and take possession of the site and of all materials, equipment, tools and construction equipment and machinery thereon owned by the Design/Builder and finish the Work by whatever method the Owner may deem expedient. If the unpaid balance of the GMP exceeds the expense of finishing the Work and all damages incurred by the Owner, such excess shall be paid to the Design/Builder after the Work has been completed. If the expense of completing the Work and all damages incurred by the Owner exceeds the unpaid balance, the Design/Builder shall pay the difference to the Owner. This obligation for payment shall survive termination of this Part 2 Agreement.

§ 12.2 TERMINATION BY THE DESIGN/BUILDER

§ 12.2.1 If the Owner fails to make payment of undisputed amounts within thirty (30) days of the date when due, the Design/Builder may give written notice of the Design/ Builder’s intention to terminate this Part 2 Agreement. If the Design/Builder fails to receive payment of such undisputed amounts within seven (7) days after receipt of such notice by the Owner, the Design/Builder may give a second written notice and, if such undisputed amounts have not been paid within seven (7) days after receipt of such second written notice by the Owner, may terminate this Part 2 Agreement and recover from the Owner payment for Work properly executed in accordance with the Contract Documents prior to the date of termination.

§ 12.3 SUSPENSION BY THE OWNER

§ 12.3.1 The Owner may, without cause, order the Design/Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine. The GMP and Contract Time shall be adjusted for increases in the cost and time caused by any such suspension, delay or interruption ordered by the Owner pursuant to this Section. No adjustment shall be made to the extent: (a) that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design/Builder is responsible; or (b) that an equitable adjustment is made or denied under another provision of this Part 2 Agreement.

ARTICLE 13 BASIS OF COMPENSATION

The Owner shall compensate the Design/Builder in accordance with Article 5, Payments, and the other provisions of this Part 2 Agreement as described below.

§ 13.1 COMPENSATION

§ 13.1.1 For the Design/Builder’s performance of the Work, as described in Section 3.2 and including any other services listed in Article 15 as part of Basic Services, the Owner shall pay the Design/Builder in current funds the Contract Sum:

13.1.1.1 The Contract Sum shall be the Cost of Work (as defined below), including the Fixed Supervision Cost of $546,520 and the Fixed General Conditions Cost of $27,600, plus the Fixed Fee of $310,678 (“Fixed Fee”), but in no event shall the Contract Sum exceed the Guaranteed Maximum Price of $5,713,781 (“Guaranteed Maximum Price” or “GMP”).

The difference between the Cost of the Work plus the Fixed Fee (as determined at Substantial Completion) and the GMP shall be “savings.” Savings shall be shared equally by Owner and Design/Builder: 50% of Savings shall be returned to the Owner to reduce the GMP and 50% of Savings shall be paid to the Contractor as additional fee. The contingency shall not be excluded from the shared savings provision.

The GMP is subject to Change Orders as provided in the Contract Documents.

On changes that increase the Cost of the Work, Design/Builder’s Fixed Fee and the GMP shall be increased by 5.75% of the net change to the Cost of the Work.

Design/Builder’s total compensation for the Cost of the Work items listed in Exhibit H (collectively, the “General Conditions Items”) shall be fixed at $27,600.

Design/Builder’s total compensation for the Cost of the Work items for supervision shall be determined by multiplying the hours of the supervision performed by the personnel listed in Exhibit K by the corresponding hourly rate (“Supervision Costs”), provided that such amount shall be fixed at $546,520.

Design/Builder’s total compensation for the all architectural, engineering and design consultant services rendered during the construction phase of this Agreement shall be fixed at $257,117.

Design/Builder has included an amount equal to five percent of the Cost of the Work as its contingency (“Contingency”) in the initial schedule of values. The Contingency may be used by the Design/Builder to pay for unanticipated Costs of the Work otherwise reimbursable in accordance with this Agreement, provided that use of the Contingency for General Condition Items, Supervision Costs or Design Costs shall be subject to the Owner’s prior written approval. The parties acknowledge that the Design/Builder shall not be obligated to apply the Contingency to Costs of the Work that would otherwise entitle the Design/Builder to an increase in the GMP.

Design/Builder acknowledges having received zero Dollars ($0) as of the Effective Date of the agreement on account of the design and professional services required under the Part 1 Proposal and hereby unconditionally waives all rights, including, lien rights, to the same. As of the date of this Part 2 Agreement, the remaining balance of compensation for the services required by the Part 1 Proposal is a lump sum equal to two hundred seven thousand, one hundred seventeen Dollars ($207,117), which shall only be increased on account of Owner Discretionary Scope Changes as defined in Section 14.4.3 of this Part 2 Agreement.

13.1.1.2 The term “Cost of the Work” shall mean costs necessarily and actually incurred by the Design/Builder in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior written consent of the Owner. The Cost of the Work shall include only the items listed in this Section 13.1.1.2. Where any cost is subject to the Owner’s prior consent or approval, the Design/Builder shall obtain this consent or approval in writing prior to incurring the cost. Except as otherwise agreed in writing by the Owner, the Design/Builder must competitively bid any trade Work or the purchase or rental of materials or equipment with an anticipated cost of Two Thousand Five Hundred Dollars ($2,500) or more, including Work that the Design/Builder wishes to perform with the Design/Builder’s own forces, or through an affiliate of Design/Builder. If any of the costs to be reimbursed arise from a transaction between the Design/Builder and an affiliate of Design/Builder, the Design/Builder shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the affiliated party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a Cost of the Work to be reimbursed, and the Design/Builder shall procure the Work, equipment, goods or service from the affiliated party as a Design/Builder, according to the terms of the Contract Documents. If the Owner fails to authorize the transaction, the Design/Builder shall procure the Work, equipment, goods or service from some person or entity other than an affiliated party according to the terms of the Contract Documents.

(1) LABOR COSTS

(a) Wages of construction workers directly employed by the Design/Builder to perform the construction of the Work at the site or, with the Owner’s agreement, at off-site workshops at the hourly rates specified in Exhibit K.

(b) Wages or salaries of the Design/Builder’s supervisory and administrative personnel wherever stationed, so long as they are working on this Project (incl. in Fixed Supervision Cost).

(c) Wages and salaries of the Design/Builder’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work (incl. in Fixed Supervision Cost).

(d) Costs paid or incurred by the Design/Builder for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions (incl. in Fixed Supervision cost and Fixed General Conditions Cost).

(2) SUBCONTRACT COSTS

Payments made by the Design/Builder to subcontractors (including design subcontractors) in accordance with the requirements of the subcontracts.

(3) COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction. Unused or excess materials that cannot be returned to the supplier for a refund shall become property of the Owner or, at the Owner’s election, sold by the Design/Builder. Any amounts refunded or realized from the sales shall be credit to the Owner as a deduction from the Cost of the Work.

(4) COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

(a) Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Design/Builder at the site and fully consumed in the performance of the Work (incl. in Fixed General Conditions Costs).

(b) Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Design/Builder at the site, whether rented from the Design/Builder or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof (incl. in Fixed General Conditions Cost)

(c) Costs of removal of debris from the site (incl. in Fixed General Conditions Cost).

(d) Costs of telegrams and long distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office (incl. in Fixed General Conditions Cost).

(e) That portion of the reasonable travel and subsistence expenses of the Design/Builder’s personnel incurred while traveling in discharge of duties connected with the Work (incl. in Fixed General Conditions Cost).

(5) MISCELLANEOUS COSTS

(a) That portion directly attributable to this Contract of premiums for insurance required by this Part 2 Agreement in an amount not to exceed 1.25 percent of the Cost of the Work (less insurance).

(b) Sales, use or similar taxes imposed by governmental authority which are related to the Work and for which the Design/Builder is liable.

(c) Fees and assessments for the building permit and for other permits, licenses and inspections for which the Design/Builder is required by the Contract Documents to pay.

(d) Fees of testing laboratories for tests required by the Contract Documents, except those related to defective or non-confirming Work, which costs shall be borne by the Design/Builder without reimbursement.

(e) Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents and with the prior written approval of such fees by the Owner; the cost of defending suits or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Design/Builder resulting from such suits or claims and payments of settlements made with the Owner’s consent.

(f) Deposits lost for causes of the Owner’s fault or negligence.

(6) OTHER COSTS

EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR NONCONFORMING WORK: The Cost of the Work shall also include the following costs which are incurred by Design/Builder:

(a) In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, unless such emergency resulted from the fault or negligence of Design/Builder or its contractors, direct or lower tier subcontractors or others for whom Design/Builder is responsible.

(b) [Intentionally Omitted]

(c) In repairing damaged Work other than that described above, provided such damage did not result from the fault or negligence of the Design/Builder or its contractors, direct or lower tier subcontractors or others for whom Design/Builder is responsible, and only to the extent that the cost of such repairs is not recoverable by the Design/Builder from others and the Design/Builder is not compensated therefor by insurance or otherwise.

(d) In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or neglect of the Design/Builder or the Design/Builder’s personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Design/Builder from the Subcontractor or material supplier.

13.1.1.3 Costs included in the Cost of the Work shall be actual costs paid by the Design/Builder, less all discounts, rebates, refunds and salvages. Notwithstanding the breakdown or categorization of any costs in the Contract Documents, there shall be no duplication of payment in the event any particular items for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

13.1.1.4 The Cost of the Work shall not include the items listed below: (a) expenses of the Design/Builder’s principal office and offices other than the site office; (b) overhead and general expenses, except as may be expressly included the General Conditions Items; (c) the Design/Builder’s capital expenses, including interest on the Design/Builder’s capital employed for the Work; (d) costs due to the fault, negligence or failure to fulfill a specific responsibility of the Design/Builder, contractors, direct or lower tier subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and correcting damage to property not forming part of the Work; (e) any cost not specifically and expressly described in Sections 13.1.1.2 above; (f) costs that would cause the Guaranteed Maximum Price to be exceeded; (g) labor, material, and equipment costs or any other costs incurred which should be back-charged to any contractor, any direct or lower tier subcontractor or supplier, or any other party for whom the Design/Builder is responsible; (h) costs or losses resulting from lost, damaged or stolen tools and equipment; (i) costs of bonding or securing liens or defending claims filed by any contractor, direct or lower tier subcontractor or supplier or any other party for whom any of such parties or the Design/Builder is responsible arising from nonpayment, unless such nonpayment is caused solely by the Owner’s unexcused or wrongful failure to pay the Design/Builder undisputed amounts as and when due under the Contract Documents; (j) costs of self-insured losses (e.g., losses within the deductible limits maintained by the Design/Builder, any contractor or any direct or indirect subcontractor or supplier), costs covered by any insurance carried by Design/Builder, any contractor or any direct or lower tier subcontractor or supplier, costs which would have been covered by the insurance required to be carried by Design/Builder, a contractor or a direct or lower tier subcontractor or supplier, and costs which would have been covered by insurance but for failure of the Design/Builder, a contractor or direct or lower tier subcontractor or supplier to properly submit, process or give notice of the occurrence or claim; (k) costs of employee bonuses and executive bonuses whether or not based in whole or in part on performance related to the Work; (1) costs incurred or paid for recruiting employees (whether to third party recruiters or to employees); (m) severance or similar payments on account of terminated employees; (n) costs incurred after the Design/Builder’s application for final payment; (o) costs of relocation or temporary living expenses; (q) costs of commuting to or from the Project site or charges for vehicles used by supervisory or administrative personnel; (p) amounts required to be paid by Design/Builder for federal, state or local income or franchise taxes; (q) costs associated with Design/Builder’s failure to (i) obtain any and all applicable permits that are Design/Builder’s responsibility under the Contract Documents in a timely manner or (ii) coordinate and schedule inspections and commissionings; (r) penalties, extensions or fines imposed by any governmental authority caused by or arising out of conduct of the Design/Builder, any contractor, any direct or lower tier subcontractor or supplier, or any other party for whom the Design/Builder is responsible; (s) any costs or expenses in connection with any indemnity provided by Design/Builder pursuant to the Contract Documents; and (t) check processing fees associated with the payment of contractors, vendors and other payees.

13.1.1.5 Cash discounts obtained on payments made by the Design/Builder shall accrue to the Owner. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Design/Builder shall make provisions so that they can be obtained. Amounts that accrue to the Owner in accordance with the provisions of this paragraph shall be credited to the Owner as a deduction from the Cost of the Work. Discounts, rebates, refunds or dividends, and a proportion of any volume rebates earned with purchase of material charged to this Project, shall accrue to the Owner and be credited to the Owner as a deduction from the Cost of the Work, and the Design/Builder shall make provisions so that they can be obtained.

§ 13.2 REIMBURSABLE EXPENSES

§ 13.2.1 [Intentionally omitted.]

§ 13.2.2 [Intentionally omitted.]

§ 13.3 INTEREST PAYMENT

§ 13.3.1 The rate of interest for past due payments shall be as follows:

The applicable Base Rate of Bank of America or its successor plus three percentage points.

(Usury Laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Design/ Builder’s principal places of business, at the location of the Project and elsewhere may affect the validity of this provision. Specific legal advice should be obtained with respect to deletion, modification or other requirements, such as written disclosures or waivers.)

ARTICLE 14 OTHER CONDITIONS AND SERVICES

The provisions of this Article 14 supersede any inconsistent provisions in the Contract Documents.

§ 14.1 Design and Other Basic Services; Construction Documents.

§ 14.1.1 The Design/Builder shall cause the Architect, Engineer and/or other design consultants duly licensed in the jurisdiction where the Project is located to provide all services required to design and engineer the Project for its intended purpose (including, without limitation, architectural design, analysis of the Project’s compliance with applicable codes and regulations for design and construction, structural systems design and engineering, plumbing system design and engineering, fire protection systems design and engineering, electrical systems design and engineering, and design and engineering of the heating, ventilation and air conditioning system), each as necessary to obtain all regulatory approvals for and to construct and occupy the Project for its intended purpose. Such services shall be governed by this Part 2 Agreement even though they are or have been (i) performed by the Architect or by a design consultant or subcontractor retained by or through the Design/Builder and (ii) performed prior to or after the date hereof. The Design/Builder shall cause design services to be performed as necessary to enable the Design/Builder to deliver a complete, fully functioning and operable Project to the Owner as described herein. The Design/Builder shall not directly perform design or other professional services for the Project that would be excluded from coverage under the Design/Builder’s commercial general liability insurance policy.

§ 14.1.2 Supplementing the provisions of Section 3.2.3, each iteration of the Construction Documents submitted to the Owner for approval shall show by clouding all changes from the previous versions (including changes from the preliminary design documents prepared prior to the execution of this Part 2 Agreement), and shall be accompanied by a statement from the Design/Builder or the Architect delineating with specificity the nature and extent of all such changes. The Construction Documents, when completed, will set forth in detail all requirements for the construction and installation of the Project and will be sufficiently complete so that a prudent contractor, following generally accepted industry procedures, could undertake and complete the Project.

§ 14.1.3 Supplementing the provisions of Section 3.2.10, the Design/Builder shall obtain as a Basic Service within the Guaranteed Maximum Price all designated or required governmental inspections and all required certificates of occupancy and operating permits for machinery and equipment included in the Project.

§ 14.1.4 Notwithstanding anything to the contrary, the Design/Builder shall prepare and deliver to the Owner prior to final payment reproducible sets of the Construction Documents (including drawings, specifications, addenda, Change Orders, Construction Change Directives and other Modifications), in print and electronic format acceptable to the Owner, showing (a) deviations from the Construction Documents made during construction, (b) details in the Work not previously shown, (c) changes to existing conditions or existing conditions found to differ from those shown on the Construction Documents, (d) the actual installed position of cable, equipment, piping, conduits, light switches, electric fixtures, circuiting, ducts, dampers, access panels, openings, control valves, drains, stub-outs and similar items, and (e) such other information as the Owner may reasonably request (the “Record Documents”). This shall be done as a Basic Service within the Guaranteed Maximum Price.

§ 14.1.5 Notwithstanding anything to the contrary, any services which are required of the Design/Builder and its direct or lower tier consultants (including the Architect) due to errors or omissions of the Design/Builder or its direct or lower tier subcontractors or consultants shall not be considered Additional Services or a Cost of the Work.

§ 14.2 Compliance with Laws. In the performance of its services hereunder, the Design/Builder shall make a diligent investigation of all laws, statutes, ordinances, building codes, rules and regulations applicable to the design and construction of the Project (collectively, the “Laws”), including, without limitation, requirements of the Americans With Disabilities Act, all as interpreted and applied by governmental officials with jurisdiction over the design and construction of the Project, and any energy efficiency requirements, and shall prepare all Construction Documents and perform the Work in compliance with all Laws, to the extent in force and effect at the time the Design/Builder renders such services.

§ 14.3 Unit Prices and Allowances. Unit prices, if any, are listed in Exhibit E attached hereto and made a part hereof. Allowances, if any, are listed in Exhibit F attached hereto and made a part hereof. Unless otherwise provided in the Contract Documents, unit prices cover and allowances include all design fees, all costs of materials and equipment delivered at the site, all costs for unloading and handling at the site, all labor and installation costs, all required taxes, and all other required expenses, less applicable trade discounts. The Guaranteed Maximum Price shall be increased or decreased, as applicable, by the difference between the actual cost of the Work attributable to the allowance items listed in Exhibit F and the aggregate of the amounts specified in Exhibit F for such allowance items. If the Design/Builder determines that the cost associated with any allowance item is likely to exceed the corresponding allowance amount for such allowance item, the Design/Builder shall promptly notify the Owner in writing before incurring such cost to allow the Owner a reasonable opportunity to direct the redesign and/or reselection of such allowance item to reduce the anticipated cost of furnishing or constructing such item. Once the scope of any allowance item has been sufficiently identified to allow the Design/Builder to procure such item, and the Design/Builder has awarded subcontract(s) therefore in amounts approved by the Owner, the adjustment (if any) to the Guaranteed Maximum Price on account of such allowance item shall be established based on the amount(s) of the awarded subcontract(s) and shall no longer be subject to further adjustment in accordance with this paragraph.

§ 14.4 Changes.

§ 14.4.1 No change in the Work shall proceed and no claim for additional monies or additional time for any extra Work will be valid unless such Work is done pursuant to a written Change Order or Construction Change Directive.

§ 14.4.2 The Work included within the Guaranteed Maximum Price includes all items shown on the Contract Documents and all other items which are reasonably inferable from the Contract Documents or otherwise necessary to accomplish the design intent of the Contract Documents. By executing this Part 2 Agreement, the Design/Builder acknowledges and agrees that (a) the drawings, specifications, requirements and other information and materials describing the Project existing as of the date hereof and listed in Exhibit G attached hereto and made a part hereof (the “Existing Design and Requirement Documents”) are anticipated to require further development, (b) the Existing Design and Requirement Documents describe the scope, construction requirements and design intent of the Work in sufficient detail to enable the Design/Builder to establish firmly the Guaranteed Maximum Price and the Contract Time, and (c) the Design/Builder has provided in the Guaranteed Maximum Price and the Contract Time for such further development consistent with the Existing Design and Requirement Documents or reasonably inferable therefrom.

§ 14.4.3 The Design/Builder shall not be permitted to claim any adjustment in the Guaranteed Maximum Price or the Contract Time in connection with any items that do not constitute an Owner Discretionary Scope Change (as hereinafter defined) or for which another provision of this Agreement entitles the Design/Builder to an equitable adjustment or a Change Order. An “Owner Discretionary Scope Change” means, and is limited to, a discretionary

Scope Change (as hereinafter defined) directed by the Owner in writing after the date of execution of this Part 2 Agreement which is not (i) dictated by legal requirements or agreements with municipal authorities, (ii) adopted in order to serve good construction practice or to satisfy any governmental official, (iii) required to correct any error, inconsistency or omission in the Construction Documents, or (iv) made to serve some other non-discretionary purpose. A “Scope Change” is hereby deemed to mean Work which is not reasonably inferable from the Existing Design and Requirement Documents or otherwise necessary to accomplish the design intent of the Existing Design and Requirement Documents to the extent such Work constitutes a change in the quantity, quality, or kind of materials, finishes or equipment, a change in programmatic requirements, or other substantial deviation from the design intent reflected in the Existing Design and Requirement Documents. For the avoidance of all doubt, and without limiting the generality of the foregoing, the Design/Builder shall not be entitled to any increase in the Guaranteed Maximum Price or any extension of the Contract Time due to errors, inconsistencies or omissions in the Construction Documents or any other problems with the Construction Documents (such as lack of construction feasibility, coordination, completeness or internal consistency).

§ 14.4.4 Unit prices, if any, shall be set forth in Exhibit F. Unless otherwise provided in the Contract Documents, unit prices shall cover the cost to the Design/Builder of (1) materials and equipment delivered at the site and all required taxes, less applicable trade discounts, and (2) unloading, handling and installation costs; however, unit prices do not include the Fixed Fee therefor. The GMP shall be adjusted by differences between the anticipated number of units specified in Exhibit F by the actual number of units incorporated in the Work, as verified by receipts.

§ 14.5 Contract Time.

§ 14.5.1 The Design/Builder shall perform and deliver the Work in accordance with the schedule for the Work attached hereto as Exhibit B (as amended from time to time with the written approval of the Owner or otherwise in accordance with the Contract Documents, the “Construction Schedule”), shall achieve Substantial Completion of the Work by the applicable Mandatory Substantial Completion Date, and shall achieve satisfy all conditions to final payment within thirty days following Substantial Completion Phase 2. The Construction Schedule includes dates that are critical in ensuring the timely and orderly completion of the Work in accordance with the Contract Documents. If, at any time, the performance of the Work has not progressed or reached the level of completion required by the Construction Schedule (as extended for permitted extensions of the Contract Time to which the Design/Builder is entitled), the Owner shall have the right to compel the Design/Builder to take corrective measures to expedite the progress of the Work, including, without limitation, (i) working additional shifts or overtime and/or (ii) supplying additional manpower, equipment and facilities (collectively, “Acceleration Measures”) unless the Design/Builder demonstrates to the Owner’s reasonable satisfaction that the Design/Builder is likely to achieve Substantial Completion of all portions of the Work for the applicable Phase by the date(s) therefor specified in the Contract Documents and Construction Schedule. Such Acceleration Measures shall be performed at no additional cost to the Owner and shall continue until the progress of the Work complies with the level of completion required by the Construction Schedule. The Design/Builder shall not be entitled to any adjustment in the GMP in connection with Acceleration Measures required by the Owner to maintain the progress required by the Construction Schedule (as extended for permitted extensions of the Contract Time).

§ 14.5.2 The Design/Builder acknowledges and agrees that, notwithstanding anything to the contrary: (i) no adjustments to the Contract Time shall be made unless events described in Section 4.5 shall have the effect of actually delaying completion of components of the Work on the critical path indicated in the Construction Schedule; (ii) adjustments to the Contract Time will be permitted in connection with any such delay only to the extent such delay (1) is not caused, or could not have been avoided, by the Design/Builder without additional costs (unless the Owner agrees in writing to cover such additional costs), (2) could not be limited or avoided by the Design/Builder’s timely notice to the Owner of the delay, and (3) has no concurrent or contributing cause for which the Design/Builder would not be entitled to an extension of the Contract Time; (iii) any extension in the Construction Schedule or Contract Time shall be net of any then-available contingency or “float” time included in the Construction Schedule; and (iv) the Design/Builder shall not be entitled to any extension of the Contract Time or any increase in the Guaranteed Maximum Price on account of any labor action directed at the Design/Builder, any direct or lower tier design consultant, contractor, subcontractor, supplier or any other party for whom the Design/Builder is responsible.

§ 14.5.3 If any events entitle the Design/Builder to an extension of the Contract Time, the sole remedy of the Design/Builder shall be such extension of the Contract Time and the Design/Builder shall not be entitled to any adjustment of the Guaranteed Maximum Price, except as otherwise provided in the following sentence. If and to the extent that the Contract Time is extended on account of Compensable Delay Occurrences only, the Guaranteed Maximum Price shall be increased by the Design/Builder’s reasonable and verified additional costs of performing the Work to the extent directly and solely attributable to extensions of the Contract Time on account Compensable Delay Occurrences. As used herein, the term “Compensable Delay Occurrences” means, and is limited to, permitted extensions of the Contract Time to the extent attributable to: (i) wrongful or negligent acts or omissions of the Owner (excluding those acts or omissions taken in the exercise of rights under the Contract Documents); and (ii) Owner Discretionary Scope Changes.

§ 14.5.4 The Design/Builder acknowledges and agrees that if the Design/Builder fails to achieve Substantial Completion of the Work on or before the applicable Mandatory Substantial Completion Date (a) the Owner will sustain damages, the exact amount of which are difficult to ascertain at this time, and (b) the Owner shall be entitled to retain or recover from the Design/Builder, as liquidated damages solely for delayed Substantial Completion of either Phase of the Work and not as a penalty, (a) One Thousand Dollars ($1,000) for each calendar day commencing on the twenty-second (22nd) day after the Mandatory Phase 1 Substantial Completion Date and continuing each calendar day thereafter until the date that Substantial Completion of Phase 1 has been achieved and (b) One Thousand Dollars ($1,000) for each calendar day commencing on the twenty-second (22nd) day after the Mandatory Phase 2 Substantial Completion Date and continuing each calendar day thereafter until the date that Substantial Completion of Phase 2 has been achieved. Such liquidated damages are hereby agreed to be (i) a reasonable pre-estimate of damages the Owner will incur as a result of delayed Substantial Completion of each Phase of the Work, and (ii) the Owner’s sole and exclusive damage remedy on account of the Design/Builder’s delay in achieving Substantial Completion of each Phase of the Work, except as otherwise provided in this Section. Such liquidated damages are not intended to cover, and shall not limit the Owner’s remedies against the Design/Builder attributable to, any cause other than a delay in achieving Substantial Completion of the Work.

§ 14.6 Completion of the Work.

§ 14.6.1 Supplementing the provisions of Section 4.3, the Owner and the Design/Builder agree that all of the following must be satisfied in order for the Work or designated portion thereof to be sufficiently complete in accordance with the Contract Documents so the Owner can occupy or utilize the Work for its intended use: (a) all Project systems included in the Work are operational as designed and specified; (b) all building systems have been successfully started-up and balanced, and reports therefor have been issued and accepted by the Owner; (c) all designated or required governmental inspections have been successfully completed (including, without limitation, all trade inspections, final Fire Marshall inspection, building inspection), and certificates of occupancy have been obtained, in each case to the extent required to occupy and use the Project for its intended use; and (d) all finishes required by the Contract Documents are in place except for Punchlist items which do not materially detract from the utility of the Project as intended, the completion or correction of which shall not interfere in any material respect with the beneficial use and occupancy of the Project as intended.

§ 14.6.2 Subject to compliance with all requirements of the Contract Documents and to the submission of Applications for Payment with supporting materials as required thereby and M.G.L c.149, Section 29F (“Retainage Law”) (which Applications for Payment may be submitted for the purposes of the payment of retainage following the expiration of sixty (60) days after (i) the date of Substantial Completion of the entire Project as determined under the Contract Documents or (ii) in the case of a dispute with respect to the SC Notice, final and binding resolution of such dispute), the Owner shall, within thirty (30) days following submission of the applicable Application for Payment, release to the Design/Builder all retainage then held less the sum of: (a) for incomplete, incorrect or missing deliverables, the greater of (1) the value assigned to such deliverables in the schedule of values for the Project or (2) the reasonable value of the deliverables (which, in the case of this clause (2), shall not exceed 2.5% of the final Guaranteed Maximum Price); plus (b) for incomplete or defective work, one hundred fifty percent (150%) of the reasonable cost to complete or correct such items; plus (c) for any outstanding claims, the reasonable value of such claims plus costs and attorneys’ fees. For the avoidance of doubt, the Owner shall not be required to release at Substantial Completion of the entire Project any amounts for services and Work not then complete (including, without limitation, a reasonable portion of the Guaranteed Maximum Price attributable to construction administration services and Work required to be performed by the Design/Builder following Substantial Completion of the entire Project).

§ 14.6.3 Not later than fourteen (14) days after the Design/Builder believes that Substantial Completion of each Phase of the Work has been reached, the Design/Builder shall submit to the Owner a notice of Substantial Completion (an “SC Notice”) for the applicable Phase, substantially in the form required by the Retainage Law, stating the date on which the Design/Builder asserts that Substantial Completion of the applicable Phase of the Work was achieved. In transmitting such notice to the Owner, and in order to be effective for all purposes (including for triggering the fourteen (14) day review period under the Retainage Law), the transmittal shall prominently state in capital letters the following: “THE OWNER MUST ACCEPT OR REJECT THIS NOTICE OF SUBSTANTIAL COMPLETION WITHIN 14 DAYS OF RECEIPT. UNLESS THE OWNER REJECTS THIS NOTICE BY GIVING THE DESIGN/BUILDER NOTICE OF THE FACTUAL AND CONTRACTUAL BASIS FOR REJECTION AND CERTIFYING THE SAME AS MADE IN GOOD FAITH WITHIN SUCH 14 DAY PERIOD, THE OWNER SHALL BE DEEMED TO HAVE ACCEPTED THIS NOTICE.”

§ 14.6.4 Simultaneously with the submission by the Design/Builder to the Owner of the SC Notice, the Design/Builder shall prepare and submit to the Owner (i) a comprehensive list of incomplete or defective Work for the applicable Phase together with the Design/Builder’s estimated value of completing or correcting such Work and (ii) all certificates of occupancy, permits and approvals referred to in the Contract Documents for the applicable Phase. The Owner shall have the right to modify and supplement such list of items and to modify or, for items added by the Owner, establish, the estimated value of completing or correcting such Work. Not later than fourteen (14) days after the express or deemed acceptance of the SC Notice or, in the case of a dispute, final and binding resolution of the dispute, the Owner shall submit to the Design/Builder a written list, certified by the Owner as made in good faith, describing all incomplete or defective Work items for the applicable Phase (as modified and delivered by the Owner to the Design/Builder pursuant to this paragraph, the “Punchlist”) and deliverables then required of the Design/Builder under the Contract Documents and the values assigned to such Punchlist and deliverables, which shall not exceed the limitations provided in the Retainage Law. The failure to include any items on the Punchlist does not alter the responsibility of the Design/Builder to complete all Work in accordance with the Contract Documents.

§ 14.6.5 Upon receipt of the SC Notice, the Owner will make an inspection to determine whether the Work or designated portion thereof is Substantially Complete. The Owner shall accept or reject the SC Notice within fourteen (14) days of receipt of the SC Notice. The Owner shall indicate its acceptance by signing the SC Notice in the space provided and shall deliver the signed SC Notice to the Design/Builder within the same 14-day period. If the Owner rejects the SC Notice, the Owner shall, within fourteen (14) days of receipt of the SC Notice, notify the Design/Builder in writing of the rejection and include in the rejection the factual and contractual basis for the rejection and a certification that the rejection is made in good faith. If the Design/Builder shall dispute such rejection of the SC Notice, such rejection shall be subject to dispute resolution in accordance with the dispute resolution provisions of this Agreement, which, notwithstanding any provision in the Contract Documents to the contrary, shall be commenced by the Design/Builder within seven (7) days of receipt of the rejection by the Owner of the SC Notice. The Design/Builder and Owner shall prosecute any such dispute resolution diligently, expeditiously and in good faith. Upon acceptance of an SC Notice by the Owner, the date of Substantial Completion of the Work for the applicable Phase shall be the date stated in the Design/Builder’s notice for all purposes (but only for purposes) of the Retainage Law and the acceptance shall be final and binding on the Owner and its successors and assignees for all purposes (but only for purposes) of the Retainage Law. If the Design/Builder does not dispute such rejection of the SC Notice, the Design/Builder shall complete or correct the factual and contractual basis for the Owner’s rejection, whereupon the process specified in this paragraph shall be repeated. Notwithstanding anything to the contrary, the Owner’s acceptance or deemed acceptance of the SC Notice shall not limit or preclude the effect of any warranty, guarantee or other obligation on the part of the Design/Builder or any third party to repair, replace or correct defective Work after substantial or final completion, including without limitation, warranties and obligations set forth in the Contract Documents or in third party contracts, all of which shall remain in full force and effect after such acceptance or deemed acceptance.

§ 14.6.6 When Substantial Completion of the Work or designated portion thereof has been achieved, the Design/Builder will prepare and submit to the Owner for acceptance or rejection a Certificate of Substantial Completion that shall state the date of Substantial Completion of the applicable Phase, shall establish responsibilities of the Owner and Design/Builder for security, maintenance, heat, utilities, damage to the Work and insurance, and shall fix the time within which the Design/Builder shall finish all items on the Punchlist. Warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof set forth in the Certificate of Substantial Completion as accepted and executed by the Owner unless otherwise provided in the Certificate of Substantial Completion (without regard to any date set forth in an SC Notice or otherwise determined for purposes of the Retainage Law). The Certificate of Substantial Completion prepared by the Design/Builder shall be submitted to the Owner for the Owner’s written acceptance. Similarly, the date of Substantial Completion of the Work for each Phase for purposes of determining whether Substantial Completion of the Work was achieved on or before the Mandatory Phase 1 Substantial Completion Date and Mandatory Phase 2 Substantial Completion Date and, if not, any damages arising therefrom, shall be the date of Substantial Completion of the Work for the applicable Phase set forth in the Certificate of Substantial Completion accepted by the Owner in writing, without regard to any date set forth in an SC Notice or otherwise determined for purposes of the Retainage Law (without regard to any date set forth in an SC Notice or otherwise determined for purposes of the Retainage Law).

§ 14.6.7 The Design/Builder shall achieve final completion of the Work not later than thirty (30) consecutive calendar days (or as otherwise agreed to by the Owner) following the date of Substantial Completion of the entire Project. Final completion of the Work shall not be deemed to have occurred, and final payment shall not become due and payable unless and until, all Work has been fully completed and Design/Builder has delivered to Owner, and Owner has approved, the following items: (1) conditional final lien waivers from Design/Builder, all Subcontractors and all suppliers (and, to the extent required by the Owner or the Landlord, each lower tier subcontractor and supplier) in form and substance satisfactory to the Owner demonstrating receipt by such parties of all prior payments and confirming that the only outstanding amounts payable with respect to the Work are amounts to be paid out of the final payment; and (2) the As-Built Documents and Operating Manuals. As an additional condition to be satisfied prior to final payment, the Design/Builder’s personnel or Subcontractors’ or suppliers’ personnel, as appropriate, shall provide the property management and operations personnel at the Property with training in the operation and maintenance of building systems and controls installed as part of the Work.

§ 14.7 Subcontractors and Design Consultants.

§ 14.7.1 Following the execution of this Part 2 Agreement, the Design/Builder, with the participation of the Owner, shall select design consultants, subcontractors and suppliers who shall provide design services, labor, equipment and materials related to completion of the Work. The agreements between the Design/Builder and its subcontractors and design consultants, and any subsequent modifications, shall (a) be in writing, (b) allow the assignment described in Section 14.7.3 hereof and (c) allow termination without penalty or premium in the event of any termination of the Design/Builder’s services for the Project. These agreements, including financial arrangements with respect to the Project, shall be promptly and fully disclosed to the Owner upon request. The Design/Builder shall not employ design consultants or subcontractors in the performance of the design and/or construction services under the Contract Documents without the prior written approval of the Owner as to each such design consultant and subcontractor, nor shall the Design/Builder’s design or construction responsibilities under the Contract Documents be delegated, without the prior written approval of the Owner. The Design/Builder shall remain responsible for the quality and timeliness of performance of all subcontractors and design consultants. All subcontractors and design consultants shall be qualified and properly licensed to perform the design and construction services. The Design/Builder shall be responsible for all acts and omissions of the Design/Builder, its subcontractors and design consultants (including their respective agents and employees), and all other persons performing any portion of the Design/Builder’s obligations under the Contract Documents.

§ 14.7.2 Supplementing the provisions of Sections 1.2.3 and 3.1.1, (a) the Owner shall be an intended third-party beneficiary of the services performed by the Design/Builder’s design consultants (including the Architect), subcontractors and all parties providing labor, materials or services for the Project and (b) the contractual obligations of such persons or entities shall be undertaken and performed in the interest of the Design/Builder and the Owner.

§ 14.7.3 Each agreement between the Design/Builder and a subcontractor or design consultant is assigned by the Design/Builder to the Owner, provided that such assignment is effective only after termination of the Design/Builder’s services with respect to the Project by the Owner and only for those agreements which the Owner accepts by notifying the Design/Builder and the applicable subcontractor or design consultant in writing. The Owner shall have no liability to any subcontractor or design consultant under an assigned agreement for obligations arising prior to the effectiveness of any such assignment.

§ 14.8 Liens. In the event that any direct or indirect subcontractor, supplier or any other party for whom the Design/Builder is responsible establishes a lien against the Project and/or the Project site, the Design/Builder shall, within five (5) days of receipt of notice from the Owner regarding such lien, cause the lien to be discharged (either by obtaining and recording a lien discharge bond from a surety and in a form acceptable to the Owner or otherwise) at no cost to the Owner, except to the extent any such lien is attributable to the Owner’s failure to pay undisputed amounts as and when due under the Contract Documents (other than amounts for which withholding is permitted under the Contract Documents). The Owner shall have the right to withhold all payment of 200% of the amount of the lien to the Design/Builder until the lien is discharged. The Owner may either (a) apply amounts so withheld to discharging such lien or (b) retain such amounts until such lien is discharged or released by the Design/Builder or the lienor, and shall thereafter credit to the Design/Builder any amounts remaining after payment of the fees and expenses the Owner incurs in connection with such lien. The Design/Builder agrees to indemnify and hold harmless the Owner from all costs and expenses incurred by the Owner in connection with such liens, except to the extent any such lien is attributable to the Owner’s failure to pay undisputed amounts as and when due under the Contract Documents (other than amounts for which withholding is permitted under the Contract Documents).

§ 14.9 Supervision. The Design/Builder shall employ a competent project manager and superintendent (individually and collectively the “Management Staff) and necessary competent assistants who shall be in attendance at the jobsite at reasonable times during the progress of the Work. The Design/Builder shall employ, and the Management Staff shall include, a competent superintendent and necessary assistants who shall be in attendance at the Project site during performance of the Work. The project manager shall be approved by the Owner. The Design/Builder’s project manager shall have full authority to act on behalf of the Design/Builder. The Design/Builder shall authorize the project manager to receive and act on the Design/Builder’s behalf upon instructions from the Owner given pursuant to the Contract Documents. The project manager shall represent the Design/Builder, and written communications given to him or her shall be as binding as if given to the Design/Builder.

§ 14.10 Lease. The Design/Builder acknowledges that the Work is to be performed in premises subleased by Owner from Novartis Institutes for Biomedical Research, Inc. pursuant to a prime lease with ARE-Tech Square, LLC (collectively, “Landlord”). Notwithstanding anything to the contrary in the Contract Documents, the Design/Builder acknowledges and agrees that: (a) the Design/Builder shall comply, and shall cause the Architect, Engineer, and all direct and lower tier subcontractors and suppliers to comply, with any requirements, rules or procedures imposed by Landlord, a copy of which are attached hereto as Exhibit L which relate to the design of the Project or performance of the Work or payment for the Work with no increase in the Guaranteed Maximum Price or extension of the Contract Time (including, without limitation, any requirement that subcontractors or suppliers be approved by Landlord); (b) Landlord, and not the Owner, shall be providing property insurance for the building where the Project is located, which property insurance shall include only the coverages and limits, and shall be subject to the terms and conditions, actually carried by the Landlord; (c) the Design/Builder shall cooperate with the Owner in connection with the Owner’s efforts to satisfy any requirements imposed upon the Owner by Landlord in connection with the Work or payment for the Work with no increase in the Guaranteed Maximum Price or extension of the Contract Time, which cooperation shall include, without limitation, executing and delivering such certificates and other documentation as may be required by Landlord, (d) it shall consent to and required its Subcontractors and suppliers to consent to, and execute all documents reasonably requested by the Owner in connection with, the assignment of the Contract, the Drawings and Specifications and warranties associated with the Work to the Landlord, (e) reasonably cooperate with the Owner in obtaining the Landlord’s prior approval of proposed Subcontractors before Design/Builder executes a subcontract with the same and (f) Design/Builder shall not engage any Subcontractor (of any tier) that will create any difficult, whether in the nature of a labor dispute or otherwise, with separate contractors engaged by the Owner or the Landlord. The Landlord may appoint a representative which shall have the right to inspect, or designate an agent to inspect, the Work. Without limiting the generality of the foregoing, the Design/Builder shall:

.1

Deliver a copy of the proposed Construction Documents to the Landlord for its review, comment and/or approval, provide for at least ten (10) days to receive such comments or approval from the Landlord and incorporate comments from the Landlord (as directed by the Owner) in the proposed Construction Documents.

.2

Prior to commencing the Work, deliver the following to the Owner for the benefit of the Landlord (a) a copy of the building permit to the Landlord, (b) a construction schedule with detail reasonably acceptable to the Landlord, (c) a list identifying for itself and each Subcontractor (i) the name, (ii) address, (iii) telephone number, (iv) trade, and (v) union affiliation, (d) the name and telephone number of each member of the Design/Builder’s Management Staff, (e) proof of insurance required by this Part 2 Agreement, and (e) notice of any ongoing or threatened labor dispute.

.3

Design/Builder shall, and cause all persons entering the Project site, including employees of the Architect, Engineer, Subcontractors (of any tier) and suppliers, to adhere to any and all security and confidentiality requirements of the Landlord.

.4

Within 24 hours of any injury during the course of the Work, the Design/Builder shall provide a written report to the Landlord (or its designated property manager) with details reasonably acceptable to the Landlord;

.5

Upon achieving Substantial Completion of each Phase of the Work, the Design/Builder shall deliver to the Owner for the Landlord’s benefit a copy of a Certificate of Substantial Completion for such Phase on the current version of the AIA Document G704.

.6

With the Design/Builder’s final application for payment, deliver to the Owner for the Landlord’s benefit (a) one (1) hard copy and two (2) electronic copies (in a format reasonably acceptable to the Landlord) of the final As-Build Documents, Operation and Maintenance Manuals and warranties, and (b) the final Certificate of Occupancy.

.7

Within thirty (30) days of receipt of final payment, deliver to the Landlord a final, unconditional waiver of lien from itself, the Architect, the Engineer, and each first tier Subcontractor on a form reasonably satisfactory to the Landlord.

§ 14.11 Design/Builder’s Insurance.

§ 14.11.1 Supplementing Article 7 of this Agreement, the Design/Builder shall procure and maintain, at the Design/Builder’s expense, the following insurance coverages (which insurance shall be placed with insurance companies having an AM Best’s Rating of A or better and a Financial Size Category of X or larger and which are licensed to do business in the state where the Project is located):

(a) Workers’ Compensation Insurance as required by law and Employer’s Liability Insurance with minimum limits of $1,000,000 each accident for Bodily Injury by Accident, $1,000,000 each employee for Bodily Injury by Disease, and $1,000,000 policy limit for Bodily Injury by Disease. Such insurance shall be endorsed to include Other States Coverage and to include a Waiver of Our Right to Recover from Others Endorsement in favor of the Owner.

(b) Commercial General Liability Insurance, including coverage for Premises-Operations (including X-C-U), Independent Design/Builders’ Protective, Products-Completed Operations, Blanket Contractual Liability, Personal Injury and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards), and including Cross Liability and Severability of Interests, with the following minimum limits:

(i)	$1,000,000 Each Occurrence;

(ii)	$2,000,000 General Aggregate;

(iii)	$1,000,000 Personal and Advertising Injury; and

(iv)	$2,000,000 Products-Completed Operations Aggregate.

Such policy shall be endorsed to have the General Aggregate on a per project basis. The Contractual Liability Insurance shall include coverage sufficient to meet the obligations in this Agreement.

(c) Automobile Liability Insurance (covering all owned, non-owned and hired vehicles) for bodily injury and property damage with a minimum limit of $1,000,000 combined single limit per accident.

(d) Umbrella Liability Insurance (excess of primary commercial general liability, automobile liability and employer’s liability insurance) with a minimum limit of $25,000,000 each occurrence and $45,000,000 annual aggregate.

(e) Pollution Liability Insurance covering liability of the Design/Builder arising out of any sudden and/or non-sudden pollution or impairment of the environment, including clean-up costs and defense, that arise from the operations under Contract (whether by the Design/Builder or a direct or lower tier Subcontractor). Coverage under this policy shall have a limit of liability of not less than $5,000,000 each occurrence and $5,000,000 aggregate, with no exclusion or sublimit for mold and no sunset clause. Coverages under this policy shall also include, without limitation, emergency response costs, transportation coverage and non-owned disposal site (NODS) coverage.

(f) Professional Liability Insurance covering the liability of the Design/Builder for any and all errors or omissions committed in the performance of the Work. The coverage shall be maintained during the entire term of the operations, and for at least six (6) years following completion of the Project. The policy shall have limits of liability of not less than $1,000,000 per claim and in the annual aggregate, with no exclusion or sublimit for mold, and with limits reinstated annually.

(g) All Risk Property Insurance covering physical loss or damage to all property of the Design/Builder used in the performance of the Work. The policy shall have limits of liability adequate to cover all property of the Design/Builder (including personal property of others in Design/Builder’s care, custody, or control) and shall include a waiver of subrogation against the Owner.

§ 14.11.2 The Design/Builder shall require the Architect, Engineers and all direct and lower tier contractors to comply with the identical insurance requirements as required of Design/Builder under clauses (a), (b), (c), (d) and (g) above and meeting the corresponding requirements of Sections 14.11.2 through 14.11.5 below; provided, however, that (i) the minimum limits of the Employer’s Liability Insurance to be maintained by the Architect, Engineers and all direct and lower tier contractors shall be not less than $500,000 each accident for Bodily Injury by accident, $500,000 each employee for Bodily Injury by disease, and $500,000 policy limit for Bodily Injury by disease, (ii) the Commercial General Liability Insurance, alone or in combination with Umbrella Liability Insurance to be maintained by Subcontractors shall have limits of not less than $5,000,000 each occurrence and $5,000,000 annual aggregate unless otherwise approved by Owner in writing, (iii) the Design/Builder shall also cause the Architect, Engineers and any other contractors providing design, engineering or other professional services for the Project to carry Professional Liability Insurance with limits of liability of not less than $1,000,000 per claim and in the annual aggregate with limits reinstated annually for at least six (6) years following completion of the Project; and (v) the Design/Builder shall cause any contractor transporting or disposing of hazardous materials or waste, as well as any disposal site operator, to carry adequate levels of pollution legal liability insurance naming the Owner and Landlord as an additional insured (complying with the terms of Section 14.11.4).

§ 14.11.3 All insurance shall be written on an occurrence basis. The “other insurance” clause shall be deleted from each policy of insurance carried by the Design/Builder and the Architect, Engineers and any other contractors so as to make it clear that the coverage of such policy is primary and any coverage under any policy or policies of insurance held by the Owner or any other Indemnitee or additional insured is secondary. Each policy of insurance carried by the Design/Builder shall be endorsed to provide a separate general aggregate limit for the Work performed under this Contract, and will, by its terms, specifically cover the entire term of this Contract. Coverages shall be maintained without interruption from the date of commencement of the Work until the date of final payment and, if later, termination of any coverage required to be maintained after final payment, and, with respect to the Design/Builder’s completed operations coverage, for a minimum period equal to the greater of (a) the period under which a claim can be asserted under the applicable statutes of limitations and/or repose or (b) six (6) years after final payment. Each policy shall include an endorsement requiring that the insurance company give written notice to Owner at least thirty (30) days prior to the modification, cancellation, non-renewal or reduction in the coverage limits of such policy. The liability policies shall include a contractual liability endorsement covering the indemnification obligations under the Contract Documents.

§ 14.11.4 The Owner, Landlord, Alexandria Real Estate Equities, Inc., any lender or mortgagee with respect to the property or building affiliated with the Project, any project manager or property manager engaged by the Owner or Landlord and each of their respective trustees, officers, directors, members, managers, partners, shareholders, employees, agents and representatives, and such other persons designated by the Owner from time to time, and anyone else acting for or on behalf of any of them (using CG2010 (11/85) or equivalent, which includes coverage for each additional insured for ongoing operations and completed operations equal to the full policy limits) on all insurance policies required hereunder (except Workers’ Compensation and Professional Liability Insurance), on a primary and non-contributory basis. In the event that the Design/Builder has in force any insurance coverage with coverages broader and/or limits higher than the minimum coverage amounts specified hereunder, (1) such broader and higher limits shall insure and be available to all additional insureds and (2) this Contract shall be deemed to require such broader and higher limits. The Design/Builder shall, upon demand, provide the Owner with proof that the insurance requirements have been met, which shall be in the form of either insurance policies or certificates of insurance (Accord Form 27) as directed by, and in form and substance reasonably acceptable to, the Owner. Renewal certificates for all policies that expire during the term of this Contract must also be provided at least thirty (30) days prior to each policy’s respective expiration. Nothing in this Section, or any failure of Design/Builder to secure required coverages or otherwise comply with the insurance provisions of the Contract Documents, shall modify or limit the Design/Builder’s liability or other obligations under the Contract Documents. In the event of any failure by Design/Builder to comply with the insurance requirements of the Contract Documents, Owner may, without any obligation to do so and without compromising or waiving any right or remedy at law or in equity, purchase such insurance at Design/Builder’s expense. Any purchase of insurance by the Owner shall not relieve or excuse the Design/Builder from its obligation to obtain and maintain such insurance amounts and coverages. No deductible or self-retention amount in any insurance required to be carried by the Design/Builder hereunder shall apply to the Owner or any other additional insured. If, despite the preceding sentence, any deductible or self-insured retention amount in any such insurance does apply to the Owner or any other additional insured, the Design/Builder shall be required to fund the cost of such deductible or self-insured retention.

§ 14.11.5 Notwithstanding anything to the contrary in the Contract Documents, the Design/Builder, the Architect, Engineers and any other contractors, collectively and individually hereby waive all rights of recovery (including rights of subrogation) against the Owner and each other additional insured, and the trustees, beneficiaries, officers, directors, shareholders, members, managers, partners, principals, employees and agents of any of them, and their respective agents, representatives and servants, for any claim, injury, loss or damage arising from any occurrence that (1) is covered by any insurance maintained by the Design/Builder the Architect, Engineers, contractor or (2) would have been covered by any insurance required to be maintained by the Design/Builder the Architect, Engineers, contractor under the Contract Documents. All of the Design/Builder’s insurance policies and the policies the Architect, Engineers, contractor shall include a waiver of subrogation clause or endorsement denying to the insurer rights of subrogation against the Owner and such other parties. The provisions of this paragraph shall be deemed incorporated into each subcontract to the extent necessary to achieve the result intended.

§ 14.12 Owner’s Insurance. Notwithstanding anything to the contrary in the Contract Documents: (a) the Owner’s property insurance shall not be required to cover portions of the Work stored off site or portions of the Work in transit; (b) the Owner shall have the sole right to adjust and settle claims with its property insurers and shall have no obligation to post any bond for performance of its duties; (c) although the Owner shall be required to act in good faith in adjusting any claims with its property insurers and thereafter applying any insurance proceeds received from its property insurers, the Owner shall not be a fiduciary of the Design/Builder or any subcontractor or design consultant; (d) the Design/Builder (and not the Owner) shall be required to pay for all losses within deductibles for all causes other than Acts of God (which deductible shall not exceed $2,500 per occurrence); (e) any liability insurance maintained by the Owner is and shall be secondary to and excess of any insurance maintained by the Design/Builder or any subcontractor or design consultant; and (f) the Owner may satisfy its obligation to deliver evidence of the property insurance by delivering certificates of insurance rather than copies of the underlying insurance policies.

§ 14.13 Key Personnel. The following members of the Design/Builder’s staff assigned to and primarily responsible for supervising and/or performing the Work have been presented by the Design/Builder to, and approved by, the Owner:

Name	Position
Keith Kerr	Project Manager
Matt Birmingham	Project Superintendent

Such key members of the Design/Builder’s staff shall not be changed without the written consent of the Owner, unless such person becomes unable to perform his or her duties due to death, disability or termination of employment, or unless the Owner requests removal. If a key member is no longer capable of performing, or is removed by the Owner, the Owner and the Design/Builder shall agree on a mutually acceptable substitute.

§14.14 [Intentionally omitted.]

§ 14.15 Owner’s Audit Rights. The Design/Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Part 2 Agreement, and the accounting and control systems shall be satisfactory to the Owner. The Owner or its representatives shall have the right to audit, examine, and copy, at reasonable times and places, all records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Part 2 Agreement, the Project and the Work, and the Design/Builder shall preserve these for a period of three (3) years after final payment, or for such longer period as may be required by law; provided, however, that such right shall be limited to the extent Owner deems necessary to determine or confirm matters relating to any adjustment to the Guaranteed Maximum Price (whether arising from changes in the Work or otherwise) or the cost of any Work performed on a cost plus or time and materials basis. The Design/Builder shall require the Architect, Engineers and all contractors to comply with the provision of this Section 14.15 by insertion of the provisions hereof in each subcontractor; provided, however, that the Owner’s right to review and audit records of lump sum subcontractors shall be limited to the extent necessary to confirm adjustments in the subcontract amounts or for any work performed on a cost plus or time and material basis. If any inspection or audit by the Owner reveals an overcharge, the Design/Builder shall pay the Owner upon demand an amount equal to such overcharge, as reimbursement for said overcharge (whether before or after final payment).

§ 14.16 [Intentionally omitted].

§ 14.17 Certificates. The Design/Builder shall, upon the request of the Owner and without additional consideration, execute and/or deliver (and cause any subcontractor or design consultant to execute or deliver) any certificates reasonably requested in connection with the financing, leasing, permitting or development of the Project (including, without limitation, certifications regarding the compliance of the Project with all applicable codes, ordinances, rules and regulations of all public authorities having jurisdiction over the Project, such as building code and life safety code); provided, however, that Design/Builder will not be required to execute certificates that would require knowledge, services or responsibilities beyond the scope of this Part 2 Agreement.

§ 14.18 Reproduction of Construction Documents. The Design/Builder shall provide the Owner with three hard copy and one electronic copy of the complete set of the Construction Documents. The Design/Builder shall arrange for the reproduction of the Contract Documents and Construction Documents as necessary, and the cost of such reproduction shall be included within the Guaranteed Maximum Price.

§ 14.19 Non-Recourse. No partner, member, manager, shareholder, director, officer, agent, representative or employee of the Owner or Design/Builder, or any of the foregoing shall have any personal liability arising out of the Contract Documents or the Project.

§ 14.20 Owner’s Representative; Design/Builder’s Representative. The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization (the “Owner’s Representative”). Notwithstanding anything to the contrary: (a) no party (including, without limitation, any project manager selected by the Owner) other than the person(s) designated as Owner’s Representative(s) from time to time shall have authority to take any action, make any agreement, give any instruction or otherwise make any commitment on the Owner’s behalf that would result in (i) an increase of the Guaranteed Maximum Price, (ii) an extension of the Contact Time or (iii) a change in the scope of the Work; and (b) whenever any approval, assent, consent or commitment of the Owner is requested or required with respect to the items listed in the foregoing clause (a) of this sentence, the approval, assent, consent or commitment must be in writing and signed by one of the person(s) designated as the Owner’s Representative(s) from time to time. The Owner shall have the right to change any such Owner’s Representative(s) and/or add additional Owner’s Representative(s) by written notice to the Design/Builder.

§ 14.21 Notices. Any notice provided for herein shall be in writing and shall be delivered by hand or sent by certified mail (return receipt requested) or a nationally recognized delivery service that obtains delivery receipts. Notices to the Owner shall be sent to the Owner’s Representative (at the address specified for the Owner’s Representative in this Part 2 Agreement), with copies to:

Magenta Therapeutics, Inc.

50 Hampshire Street, 8th Floor

Cambridge, MA 02139

Attn: Chief Legal Officer

Notices to the Design/Builder shall be sent to the Design/Builder at the address for the Design/Builder’s Representative specified in this Part 2 Agreement. Either party can change their address for notices by delivering written notice of such change to the other party. A hand-delivered notice shall be effective upon delivery; a notice sent by certified mail shall be effective three (3) days after mailing; and a notice by overnight delivery service shall be effective as of the date of delivery as confirmed by the delivery receipt.

§ 14.22 Counterparts. This Part 2 Agreement may be executed in one or more counterparts, each of which shall be deemed an original binding on the parties hereto.

List of Schedules and Exhibits

Exhibit A	Initial Schedule of Values
Exhibit B	Construction Schedule
Exhibit C	Form Partial Waiver and Subordination of Lien with Owner’s Supplement
Exhibit D	Form Payment Acknowledgement and Lien Waiver
Exhibit E	Not used
Exhibit F	Allowances
Exhibit G	Existing Design and Requirement Documents
Exhibit H	General Conditions Items
Exhibit I	Not used
Exhibit J	Not used
Exhibit K	Hourly Wages of Design/Builder’s, Architect’s and Engineer’s Personnel
Exhibit L	Landlord Rules, Regulations and Design Requirements
Exhibit M	Phase Drawing

This Agreement entered into as of the day and year first written above.

OWNER	DESIGN/BUILDER

Magenta Therapeutics, Inc.	The Richmond Group, Inc.

/s/ Christina Isacson	/s/ David Mello
(signature)	(Signature)
Christina Isacson, Chief Business Officer	David Mello, Executive Vice President

Christina Isacson
(Printed name and title)	(Printed name and title)

/s/ Zoran Zdraveski
(Signature)

Zoran Zdraveski, Chief Legal Officer
(Printed name and title)